Exhibit 10.2

Execution Version

BRIDGE LOAN AGREEMENT

by and among

WOODSIDE ENERGY (USA) INC.,
as Lender

TELLURIAN INC.,
as Borrower

and

CERTAIN SUBSIDIARIES OF BORROWER

as Subsidiary Guarantors

Dated as of July 21, 2024

This BRIDGE LOAN AGREEMENT is made as of July 21, 2024 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among Woodside Energy (USA) Inc., a Delaware corporation (together with its successors and permitted assigns, the “Lender”), Tellurian Inc., a Delaware corporation, as the borrower (the “Borrower”), and each of the Borrower’s Subsidiaries listed on Schedule 1C hereto (each, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”).

PREAMBLE

The Borrower has requested that the Lender provide a bridge loan credit facility in the original principal amount of up to TWO HUNDRED THIRTY MILLION  DOLLARS and 00/100 ($230,000,000) (the “Lender’s Commitment”) in bridge term loans (each, a “Loan” and, collectively, the “Loans”) the proceeds of which will be used solely to pay (i) fees payable by the Borrower to the Lender in connection with the transactions contemplated by this Agreement, (ii) at the Borrower’s election, interest accruing on the Loans, and (iii) Project Costs relating to the design, engineering, financing, development, acquisition, leasing, permitting, insuring, ownership, occupation, construction, equipping, installing, commissioning, testing, repair, operation, maintenance and use of the Project Facilities, and all activities incidental and related thereto (the “Project”), including general and administrative expenses of the Borrower, in each case, subject to and to the extent set forth in the Approved Budget), from time to time as permitted in the Loan Documents.

NOW, THEREFORE, in consideration of the premises and the mutual covenants in this Agreement and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Subsidiary Guarantors, and the Lender hereby agree as follows:

1.            Definitions; Interpretation.

(a)            Defined Terms. As used in this Agreement (including the recitals and preamble hereto), the following terms have the meanings specified below:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person, and “Affiliated” will be construed accordingly.

“Agreement” has the meaning set forth in the preamble above.

“Aggregate Payments” has the meaning set forth in Section 30(b) below.

“Anti-Terrorism and Money Laundering Laws” means, to the extent applicable to the relevant Person, any of the following (a) Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the US Code of Federal Regulations), (b) the Global Terrorism Sanctions Regulations (Title 31 Part 594 of the US Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), (e) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (f) the US Money Laundering Control Act of 1986, (g) the Anti-Money Laundering Act of 2020, (h) the Bank Secrecy Act, 31 U.S.C. section 5301 et seq., (i) Laundering of Monetary Instruments, 18 U.S.C. section 1956, (j) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957, (k) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Part 103 of the US Code of Federal Regulations), (l) any other similar federal Law relating to money laundering, terrorist acts or acts of war and (m) any regulations promulgated under any of the foregoing.

“Applicable Anti-Corruption Laws” means, to the extent applicable to the relevant Person, (a) the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and (b) all laws, rules, and regulations of any jurisdiction applicable to such Person at the relevant time concerning or relating to bribery or corruption.

“Approved Budget” shall mean, initially, the Budget delivered to the Lender on July 18, 2024 and upon the delivery of an updated Budget to the Lender, such updated Budget shall become the “Approved Budget” upon the earlier of (i) the date on which the Lender, acting in its sole discretion, approves such Budget in writing and (ii) the fifth Business Day after delivery of such Budget unless the Lender has notified the Borrower in writing that such Budget is not acceptable. Until such earlier date, the existing Approved Budget shall remain the Approved Budget for all purposes. Notwithstanding the foregoing, the Approved Budget shall be deemed automatically modified such that any unspent amounts during any week with respect to any specified item in the Approved Budget shall automatically be available (and reduce, if applicable) the amount budgeted for such specified item in the following week; provided that any subsequent carry-forward of any such amount beyond one-week shall not be automatic and shall require approval in the manner set forth above.

“Authorized Investments” means any U.S. Dollar denominated investments that are:

(a)            direct obligations of, or obligations the principal and interest on that are unconditionally guaranteed by, the United States of America (or any instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within six (6) months from the date of acquisition thereof;

(b)            investments in marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof in each case maturing within six (6) months from the date of acquisition thereof and having, at such date of acquisition, a credit rating of “A” or higher from S&P or from Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as approved by the Lender in its reasonable judgment);

(c)            commercial paper or tax-exempt obligations having one of the two highest ratings obtainable from Moody’s or S&P (or, if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as approved by the Lender in its reasonable judgment) and, in each case, maturing within six (6) months from the date of acquisition thereof;

(d)           investments in certificates of deposit, banker’s acceptances, and time deposits maturing or maturable within six (6) months from the date of acquisition thereof issued or guaranteed or placed with, and money market deposit accounts issued or offered by, any domestic office of (i) a commercial bank organized under the laws of the United States of America or any state thereof or (ii) a licensed branch of a foreign bank organized under the laws of any member country of the Organization for Economic Co-Operation and Development, in either case, that has a combined capital and undivided surplus and undivided profits of at least $1,000,000,000;

(e)           fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (d) of this definition;

(f)            money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 (or any successor rule) under the Investment Company Act of 1940; (ii) are rated either AAA by S&P and Aaa by Moody’s or at least ninety-five percent (95%) of the assets of which constitute Authorized Investments described in clauses (a) through (e) of this definition and/or U.S. Dollars; and (iii) have portfolio assets of at least $1,000,000,000;

(g)           cash (in U.S. dollars);

(h)           investments in money market funds offered by any institution listed on Schedule 1A; and

(i)            any other investments approved in writing by the Lender in its sole discretion.

“Availability Period” means the period from the Effective Date to (and including) the Business Day prior to the Stated Maturity Date.

“Benefit Plan” means any employee benefit plan, program, or arrangement, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) that is sponsored, maintained or contributed to (or for which there is an obligation to contribute to) by any Loan Party other than (i) any plan, program or arrangement that is required to be maintained by applicable Law or (ii) any plan that is sponsored in whole or in part by any Governmental Authority.

“Borrower” has the meaning set forth in the preamble above.

“Budget” means a projected statement of sources and uses of cash for the Borrower and its Subsidiaries for the period from the Effective Date through December 31, 2024, with a breakdown on a weekly basis, starting with the week of July 22, 2024, and for the following rolling thirteen (13) calendar weeks (or, at the sole option of the Borrower, any longer period elected by the Borrower), setting forth the Project Costs and detailing the anticipated use of the proceeds of the Loans for each week during such period, and which sets forth, among other things the projected cash disbursements and projected cash receipts for each applicable week, and the cumulative impact on cash, in a form substantially similar to the budget provided by the Borrower to the Lender prior to the Effective Date, as the same may be amended, supplemented and/or otherwise modified at any time and from time to time in accordance with the terms hereof.

“Business Day” means any day that is not a Saturday, Sunday, or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such jurisdiction are authorized or required by applicable law to close.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any property right or interest subject to a Lien pursuant to any Security Document.

“Commitment Fee” has the meaning set forth in Section 5(c) below.

“Company Common Stock” has the meaning set forth in the Merger Agreement.

“Company Equity Awards” has the meaning set forth in the Merger Agreement.

“Company Material Contract” has the meaning set forth in the Merger Agreement.

“Company Owned Intellectual Property” has the meaning set forth in the Merger Agreement.

“Company Permit” has the meaning set forth in the Merger Agreement.

“Company Permitted Liens” has the meaning set forth in the Merger Agreement.

“Company Real Property Lease” has the meaning set forth in the Merger Agreement.

“Company SEC Documents” means all forms, documents, reports, schedules, certifications, prospectuses, registration, and other statements, together with any exhibits and schedules thereto and other information incorporated therein, required to be filed or furnished by the Borrower and its Subsidiaries with the SEC since January 1, 2022, up to the date of this Agreement, in compliance with the Securities Act and the Exchange Act, as applicable.

“Contributing Guarantors” has the meaning set forth in Section 30(b) below.

“Contest” or “Contested” means, with respect to any Person, with respect to any Taxes or any Lien imposed on property of such Person (or the related underlying claim for labor, material, supplies or services) by any Governmental Authority for Taxes or with respect to obligations under ERISA or any mechanics’ Lien (each, a “Subject Claim”), a contest of the amount, validity or application, in whole or in part, of such Subject Claim pursued in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as:

(a)	cash reserves reasonably satisfactory to the Lender have been established with respect to any such Subject Claim that is in excess of ten million Dollars ($10,000,000);

(b)	during the period of such contest, the enforcement of such Subject Claim is effectively stayed, and any Lien (including any inchoate Lien) arising by virtue of such Subject Claim and securing amounts in excess of ten million Dollars ($10,000,000) shall, if required by applicable Law, be effectively secured by posting of cash collateral or a surety bond (or similar instrument) by a reputable surety company;

(c)	Neither the Lender nor any of its officers, directors, or employees has been or could reasonably be expected to be exposed to any risk of criminal or civil liability or sanction in connection with such contested items;

(d)	the failure to pay such Subject Claim under the circumstances described above could not otherwise reasonably be expected to result in a Material Adverse Effect; and

(e)	any contested item determined to be due, together with any interest or penalties thereon, is promptly paid when due after resolution of such Contest if required by such resolution. The term “Contest” used as a verb shall have a correlative meaning.

“Control” means, with respect to any Person, the power to direct, or cause the direction of, the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by operation of law, by contract (including pursuant to a partnership or similar agreement) or otherwise; and the terms “Controlling” and “Controlled” have corresponding meanings to the foregoing.

“Default” has the meaning set forth in Section 12 below.

“Default Rate” has the meaning set forth in Section 5(a) below.

“Deposit Account Control Agreement” shall mean, with respect to a Deposit Account, an agreement in form and substance reasonably satisfactory to Lender that (i) is entered into among Lender, the financial institution, or other person at which such Deposit Account is maintained, and the relevant Loan Party maintaining such Deposit Account, and (ii) is effective for the Lender to obtain “control” (within the meaning of Article 9 of the UCC) of such Deposit Account.

“Development” has the meaning set forth in the definition of “Material Adverse Effect” below.

“DOE” means the US Department of Energy.

“Dollars” or “$” means the lawful money of the United States of America.

“Effective Date” has the meaning set forth in Section 6(a) below.

“Emergency” means any sudden, unexpected, or abnormal event which causes, or risks causing, imminent and substantial physical damage to or the endangerment of the safety of any property, imminent and substantial endangerment of health or safety of any person, or death or injury to any person, or imminent and substantial damage to the environment, in each case, whether caused by war (whether declared or undeclared), acts of terrorism, weather events, epidemics, outages, explosions, blockades, insurrections, riots, landslides, earthquakes, storms, hurricanes, lightning, floods, extreme cold or freezing, extreme heat, washouts, acts of Governmental Entities, including, but not limited to, confiscation or seizure, or otherwise.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution, pipeline safety, public or worker health and safety, protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, and discharges to waste or public systems.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties, or indemnities), directly or indirectly, resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade, or business that, together with any Loan Party, is or was treated as a single employer within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001(b) of ERISA.

“Event of Default” has the meaning set forth in Section 12 below.

“Event of Default Trigger Event” means:

(i) at the same time both (A) any Event of Default has occurred, for any reason, whether voluntary or involuntary and is continuing (after giving effect to any cure) and (B) the Merger Agreement has been validly terminated; or

(ii) notwithstanding clause (i) of this definition, regardless of whether the Merger Agreement has been validly terminated, the occurrence of an Event of Default under (A) Section 12(b) arising out of a breach of Section 11, (B) Section 12(c) arising out of a breach of Section 10(q), (C) Section 12(e) or (D) Section 12(f), in each case, for any reason, whether voluntary or involuntary and such Event of Default is continuing (after giving effect to any cure).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Accounts” means (a) all Deposit Accounts maintained solely as payroll or other employee wage and benefit accounts (including withholding tax payments related thereto), (b) all Deposit Accounts maintained solely as sales tax accounts, (c) all Deposit Accounts maintained solely as escrow accounts or fiduciary or trust accounts, in each case, for the benefit of third parties, (d) all Deposit Accounts that contain solely deposits permitted by the definition of “Permitted Liens” if the documents governing such deposits prohibit the granting of a Lien on such deposits, and (e) that certain “blocked account” secured in favor of the holders of the Company’s convertible notes due October 2025.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Lender’s Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Lender’s Commitment (other than pursuant to an assignment request by the Borrower) or (B) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 29(f) and (iv) any withholding Taxes imposed under FATCA.

“Fair Share” has the meaning set forth in Section 30(b) below.

“Fair Share Contribution Amount” has the meaning set forth in Section 30(b) below.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCC” has the meaning set forth in Section 9(d)(ii) below.

“FERC” means the US Federal Energy Regulatory Commission.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Pension Plan” shall mean any Benefit Plan that is a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) that is not subject to ERISA or the Code.

“Funding Guarantor” has the meaning set forth in Section 30(b) below.

“GAAP” means United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Governmental Authority” means all supra-national, federal, state, and local authorities or bodies, including in each case any and all agencies, branches, departments, administrative and other subdivisions thereof, and all officials, agents, and representatives of each of the foregoing.

“Guaranteed Obligations” has the meaning set forth in Section 30(a) below.

“Guarantors” means each Subsidiary Guarantor.

“Guaranty” means the guaranty of each Subsidiary Guarantor set forth in Section 30.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes, or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hydrocarbon” shall mean crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas), ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids, and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in immediately preceding clause (i), Other Taxes.

“Indemnitee” has the meaning set forth in Section 14(b) below.

“Initial Loan” has the meaning set forth in Section 2 below.

“Interest Payment Date” means, with respect to any Loan, the last Business Day of each Interest Period applicable thereto and the Stated Maturity Date.

“Interest Period” means, as to any Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period shall extend beyond the Stated Maturity Date.

“International LNG Terminal Standards” means the international standards and practices applicable to the design, construction, equipment, operation, or maintenance of LNG receiving, exporting, liquefaction, and regasification terminals established by the following (such standards to apply in the following order of priority): (i) a Government Authority having jurisdiction over the Borrower, (ii) the Society of International Gas Tanker and Terminal Operators (“SIGTTO”) (or any successor body of the same) and (iii) any other internationally recognized non -governmental agency or organization with whose standards and practices it is customary for reasonable and prudent operators of LNG receiving, exporting, liquefaction and regasification terminals to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest Roman numeral noted above shall prevail.

“International LNG Vessel Standards” means the international standards and practices applicable to the ownership, design, equipment, operation, or maintenance of LNG vessels established by: (i) the International Maritime Organization, (ii) the Oil Companies International Marine Forum, (iii) SIGTTO (or any successor body of the same), (iv) the International Navigation Association, (v) the International Association of Classification Societies, and (vi) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for reasonable and prudent operators of LNG vessels to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest Roman numeral noted above shall prevail.

“Laws” means any statute, law, regulation, ordinance, rule, judgment, order, decree, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority, including all common law, which is applicable to any Person, whether now or hereafter in effect. For purposes of this Agreement, “Laws” shall also include any applicable guidance, recommendations, or industry standards issued by relevant regulatory bodies or organizations, including but not limited to FERC, DOE, and PHMSA, whether or not such guidance is legally binding, to the extent such guidance is generally recognized and followed in the natural gas and LNG industry in the United States.

“Lender” has the meaning set forth in the preamble above.

“Lender’s Commitment” has the meaning set forth in the recitals above.

“Lien” means any mortgage, pledge, lien, charge, assignment, assignment by way of security, hypothecation or security interest securing any obligation of any Person, any restrictive covenant or condition, right reservation, right to occupy, encroachment, option, easement, servitude, right of way or other imperfection of title or encumbrance (including matters that would be shown on an accurate survey) burdening any real property or any other agreement or arrangement having the effect of conferring security howsoever arising.

“Loan” and “Loans” each has the meaning set forth in the recitals above.

“Loan Documents” means this Agreement, the Security Documents, and any and all other instruments and documents as may be required by the Lender in order to consummate the transactions contemplated by this Agreement, or which may now or hereafter secure the Loans and other indebtedness due hereunder (together with all amendments, restatements, amendments and restatements, supplements and/or other modifications from time to time of the foregoing).

“Loan Interest Rate” has the meaning set forth in Section 5(a) below.

“Loan Party” means the Borrower and each Subsidiary Guarantor party to the Loan Documents; and “Loan Parties” shall mean the Borrower and all the Subsidiary Guarantors, collectively.

“Loan PIK Portion” has the meaning set forth in Section 5(a) below.

“Material Adverse Effect” means any change, occurrence, fact, event, or development (each, a “Development”), that individually or together with any other Development, has a material adverse effect on (i) the business, assets, liabilities, results of operation or financial condition of the Loan Parties (taken as a whole), (ii) the ability of the Loan Parties to perform their respective material obligations under this Agreement or any other Loan Document to which a party, (iii) the validity, priority or perfection of the Lender’s security interests in the Collateral; (iv) the legality, validity, binding effect or enforceability against the Loan Parties of any Loan Document to which it is a party or (v) the material rights and remedies of the Lender under any Loan Document. Additionally, any Development that constitutes a Material Adverse Effect with respect to Parent Guarantor under the Merger Agreement shall comprise a Material Adverse Effect under this Agreement.

“Material Project Documents” means each of the documents listed on Schedule 9(h) attached hereto as of the Effective Date, each Subsequent Material Project Document, and any other agreements entered into in connection with the Project by a Loan Party that is designated by the Lender and the Borrower as a Material Project Document.

“Merger Agreement” means that certain Agreement and Plan of Merger to be entered into on or prior to the Effective Date, by and among the Lender or its Affiliate, the Borrower and Merger Sub (as defined therein).

“Net Cash Proceeds” means (a) in connection with any asset disposition, the aggregate cash proceeds received by any Loan Party in respect of any asset disposition (including any cash received upon the sale or other disposition of any non-cash consideration received in any asset disposition), net of the direct costs and expenses relating to such asset disposition, including legal, accounting and investment banking fees, and sales commissions, and taxes paid or payable as a result of such asset disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of indebtedness secured by a Lien on the assets that were the subject of such asset disposition, and amounts reserved for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP; and (b) in connection with any equity raise, any offering or private placement of any debt securities in the debt capital markets, any bank loan and/or any other debt financing (whether structured as a debt financing pursuant to a note purchase agreement or otherwise or any quasi-equity financing, or any combination thereof), the aggregate cash proceeds raised or received by any Loan Party in any such transaction, net of the direct costs and expenses relating to any such transaction, including legal, accounting and investment banking fees, and any original issue discount applicable thereto.

“NGA” has the meaning set forth in Section 9(d)(i) below.

“NGPA” has the meaning set forth in Section 9(d)(i) below.

“Notice of Borrowing” means a request for a borrowing of Loans hereunder, which in each case shall (a) be in form and substance satisfactory to the Lender, (b) include any applicable attachments required pursuant to Section 6(b)(i), and (c) be signed by a responsible officer of the Borrower, certifying that the proceeds of the subject Loans shall be used in accordance with Section 10(d) below.

“Obligations” means and include all loans (including the Loans), debts, liabilities, obligations, covenants and duties owing by the Borrower to the Lender or any Affiliate of the Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or any of the other Loan Documents, or arising under Section 7.3 of the Merger Agreement, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit, loan, guaranty, indemnification or termination fee, whether absolute or contingent, due or to become due, now due or hereafter arising under the Loan Documents or Section 7.3 of the Merger Agreement, including all interest (including interest paid in kind (with interest capitalized and added to the principal amount thereof)), charges, expenses, fees (including the Upfront Fee and the Commitment Fee), costs and expenses and any other sum chargeable to the Borrower under this Agreement or any of the other Loan Documents.

“Obligee Guarantor” has the meaning set forth in Section 30(g) below.

“OFAC Laws” means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than pursuant to an assignment requested by the Borrower).

“Organic Document” means, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, with respect to any Person that is a limited liability company, its certificate of formation or articles of organization and its limited liability company agreement, and, with respect to any Person that is a partnership or limited partnership, its certificate of partnership (in the case of a limited partnership) and its partnership agreement.

“Parent” has the meaning set forth in the Merger Agreement.

“Permits” has the meaning set forth in Section 9(g) below.

“Permitted Liens” means, collectively:

(a)	Liens in favor, or for the benefit, of the Lender created or permitted pursuant to the Security Documents;

(b)	statutory liens for a sum of Taxes not yet delinquent or which are being Contested;

(c)	pledges or deposits of cash or letters of credit to secure the performance of bids, trade contracts (other than for borrowed money) leases, statutory obligations, surety and appeal bonds, performance bonds, plugging and abandonment, letters of credit and other obligations of a like nature incurred in the ordinary course of business and in accordance with the then-effective Approved Budget;

(d)	capital leases and purchase money liens on property purchased securing obligations not in excess of five million Dollars ($5,000,000) in the aggregate;

(e)	easements, rights-of-way and other similar encumbrances affecting real property which are incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, building and other land use restrictions, licenses, surface leases, restrictions on the use of property or encumbrances or imperfections in title, in each case which do not materially impair such property for the purpose for which the Loan Parties’ interest therein was acquired or materially interfere with the operation of the Project as contemplated by the Transaction Documents;

(f)	mechanics’ Liens, Liens of lessors and sublessors, carriers, warehousemen, materialmen and repairmen and similar Liens incurred in the ordinary course of business for sums which are not overdue for a period of more than thirty (30) days or the payment of which is subject to a Contest;

(g)	legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are subject to a Contest;

(h)	Liens created pursuant to the Real Property Documents;

(i)	Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible);

(j)	Liens for workers’ compensation awards and similar obligations not then delinquent; mechanics’ Liens and similar Liens not then delinquent, and any such Liens, whether or not delinquent, whose validity is at the time being Contested in good faith;

(k)	Liens existing as of the date hereof securing hedging obligations and treasury management arrangements, in each case existing as of the date hereof and that were entered into in the ordinary course of business;

(l)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(m)	Bankers’ liens, rights of setoff, rights of revocation, refund or chargeback with respect to money or instruments arising in the ordinary course of business;

(n)	Liens imposed on software and other technology licenses in the ordinary course of business

(o)	Liens on pipelines and pipeline facilities that arise by operation of law;

(p)	Liens arising in favor of trustees, agents and representatives arising under instruments governing indebtedness, if such Liens are solely for the benefit of the trustees, agents, or representatives in their capacities as such and not for the benefit of the holders of such indebtedness; and

(q)	Liens on Authorized Investments arising in connection with the defeasance, discharge or redemption of indebtedness;

(r)	with respect to leased real property, the terms and conditions of the applicable lease and any right, title and interest of the underlying fee simple owner (or other superior interest holder), and any matter affecting or encumbering the right, title and interest of the underlying fee simple owner; and

(s)	Liens arising under the mortgage recorded on March 24, 2022, in the official records of the Clerk of Court’s office for Calcasieu Parish, Louisiana, under File Number 3464449, in Mortgage Book 5903, Page 109;

(t)	Liens on the “Pledged Accounts” as such term is defined in the Amended and Restated Security Agreement dated as of June 28, 2024, between Tellurian Investments LLC, Tellurian Production Holdings LLC and HB Fund LLC, as collateral trustee, and the “Account” as such term is defined in the Morgan Stanley Control Agreement Re: Account No.: 387-062309, among Tellurian Investments LLC, as Account Holder, HB Fund LLC, as Secured Party, and Morgan Stanley Smith Barney LLC, as Securities Intermediary; and

(u)	Without duplication, and solely to the extent not otherwise either subsumed in or by, or explicitly listed in, any of clauses (a) through (t) above, Company Permitted Liens (as defined in the Merger Agreement).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pipeline Facilities” means the proposed natural gas pipeline facilities authorized by FERC in Docket Nos. CP17-118 and CP21-465, as modified from time-to-time by Driftwood Pipeline LLC as permitted by Law and subject to compliance with this Agreement.

“PHMSA” means the US Pipeline and Hazardous Materials Safety Administration.

“Pledge and Security Agreement” means that certain pledge and security agreement dated as of the date hereof by and among the Loan Parties, as grantors thereunder, and the Lender.

“Project” has the meaning set forth in the recitals above.

“Project Costs” means all costs of acquiring, leasing, designing, engineering, developing, permitting, insuring, financing, constructing, installing, commissioning, testing, repairing, operating, starting-up and maintaining the Project Facilities (including costs relating to all equipment, materials, spare parts and labor for) and general and administrative expenses (including such expenses of the Borrower) related to the Project and all other costs incurred with respect to the Project in accordance with the Approved Budget.

“Project Facilities” means the Terminal Facilities and the Pipeline Facilities.

“Protected Person” has the meaning set forth in Section 14(c) below.

“Prudent Industry Practice” means, at a particular time, any of the practices, methods, standards and procedures (including those engaged in or approved by a material portion of the LNG industry) that, at that time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Project’s reliability, environmental compliance, economy, safety and expedition, and which practices, methods, standards and acts generally conform to International LNG Terminal Standards and International LNG Vessel Standards.

“PUHCA” has the meaning set forth in Section 9(d)(i) below.

“Real Property Documents” means the documents, agreements or instruments evidencing material real property interests of the Borrower or any Subsidiary Guarantor listed in Schedule 1B. For the avoidance of doubt, (i) any such document, agreement or instrument evidencing any real property interest of Driftwood LNG LLC (or any other Affiliate of the Borrower) that is necessary for the Terminal Facilities, and (ii) any such document, agreement or instrument comprising real property interests known as the “G2 real estate property” held by any Loan Party (or any Affiliate thereof) shall each comprise “Real Property Documents” for all purposes under the Loan Documents.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the shareholders, members, partners, managers, directors, officers, employees, agents, trustees, administrators, advisors and any other representatives of such Person and of such Person’s Affiliates.

“Rights-of-Way” has the meaning set forth in the Merger Agreement.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) to the extent applicable, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” means each document, agreement, notice, deed of trust, mortgage, instrument or filing creating and/or perfecting any Lien required to be created or perfected by this Agreement or any other Loan Document, and shall include the Pledge Agreement, the Pledge and Security Agreement, and each Mortgage.

“Site II” has the meaning set forth in the Merger Agreement.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date: (a) the fair valuation of the assets of such Person, on a consolidated basis, is greater than the liabilities of such Person on a consolidated basis, including contingent liabilities; (b) the present fair saleable value of the assets of such Person, on a consolidated basis, is at least the amount that will be required to pay the probable liability, on a consolidated basis, of such Person on its debts as they become absolute and matured; (c) such Person is able to pay its debts and other liabilities, contingent obligations, and other commitments as they become absolute and matured in the normal course of business; and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to current and anticipated future business conduct. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Maturity Date” has the meaning set forth in Section 3 below.

“Subsequent Loan” and “Subsequent Loans” has the meaning set forth in Section 2 below.

“Subsequent Material Project Document” means any contract, agreement or other instrument to which a Loan Party becomes a party after the Effective Date that is: (a) entered into in replacement of a then-existing Material Project Document, (b) is an LNG sale and purchase agreement (whether on an FOB or DES basis) or an LNG tolling services agreement, (c) any LNG tanker charter party agreement, (d) any pipeline precedent agreement or pipeline transportation service agreement, (e) any other contract, agreement or instrument that (i) contains obligations and liabilities that are in excess of $10,000,000 over its term, or (ii) is for a term greater than one year, or (f) any guarantee provided by a guarantor of a counterparty to any of the foregoing.

“Subsidiary” means, for any Person, any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Subsidiary Guarantor” and “Subsidiary Guarantors” mean, respectively, each of the Borrower’s Subsidiaries listed in Schedule 1C hereto, and all of them collectively.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed, assessed or collected by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminal Facilities” means the LNG terminal facilities as authorized by FERC in Docket No. CP17-117, consisting of large-scale natural Gas treatment, natural Gas processing and liquefaction and Gas liquids extraction facilities near Carlyss, Calcasieu Parish, Louisiana, which facilities are expected to include up to five LNG trains, each with an expected annual exportable LNG capacity of approximately 5.5 MTPA, three LNG storage tanks, marine berth and jetty facilities, Gas receipt facilities, cryogenic pipelines and infrastructure, with related onsite and offsite utilities and supporting infrastructure, in each case owned by Driftwood LNG LLC, a Delaware corporation that is an indirect Subsidiary of Borrower (as expanded, supplemented or modified from time to time in accordance with the Transaction Documents).

“Transaction Documents” means, collectively, the Loan Documents and the Material Project Documents.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 29(f)(ii)(B)(3) below.

“Upfront Fee” has the meaning set forth in Section 5(b) below.

“Upstream Sale” means the closing of the transactions contemplated under that certain purchase and sale agreement between Tellurian Production LLC and other Affiliates of the Borrower and Aethon United BR LP, a Delaware limited partnership, all as more fully set forth and described in the Borrower’s Current Report on Form 8-K filed with the United States Securities Exchange Commission on June 28, 2024.

“Variance Report” has the meaning set forth in Section 10(m) below.

“Variance Report Certificate” has the meaning set forth in Section 10(n) below.

“Withholding Agent” means the Borrower and the Subsidiary Guarantors.

Unless otherwise specifically defined herein, capitalized terms shall have the defined meanings when used in the Uniform Commercial Code in effect from time to time in the State of New York (the “UCC”).

(b)            Interpretation. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section or Schedule shall be to a Section or a Schedule, as the case may be, hereof unless otherwise specifically provided. The word “or” is not exclusive. Thus, if a party “may do (a) or (b),” then the party may do either or both. The party is not limited to a mutually exclusive choice between the two alternatives. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. A reference to a Person includes its successors and permitted assigns. References to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted under the Loan Documents, and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document. References to “days” means calendar days, unless the term “Business Days” shall be used. References to a time of day means such time in New York, New York, unless otherwise specified. If any Loan Party or any Affiliate of a Loan Party is required to perform an action, deliver a document or take such other action by a calendar day and such day is not a Business Day, then such Loan Party shall take such action by the next succeeding “Business Day”. Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person under such Loan Document (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(c)            Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of any Loan Party at “fair value” as defined therein.

2.            Agreement to Lend. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties set forth in this Agreement, the Lender hereby agrees to make the Loans in an amount up to the Lender’s Commitment. Subject to satisfaction of the conditions set forth in Section 6(a) of this Agreement, an initial Loan (the “Initial Loan”) in an aggregate principal amount of SEVENTY-FIVE MILLION TWO HUNDRED THOUSAND  DOLLARS and 00/100 ($75,200,000) shall be advanced on the Effective Date. Subject to satisfaction of the conditions set forth in Section 6(b) of this Agreement, subsequent Loans (each, a “Subsequent Loan” and, collectively, the “Subsequent Loans”) shall be advanced after the Effective Date. In no event shall the aggregate principal amount of any Subsequent Loan, together with all Loans advanced prior thereto, exceed the Lender’s Commitment. Each advance of Loans hereunder shall be in an aggregate amount of no less than one million Dollars ($1,000,000) or a larger multiple of one hundred thousand Dollars ($100,000) in excess thereof. Once borrowed and repaid, no Loan may be re-borrowed at any time. By written notice to the Lender, the Borrower may, at any time and from time to time, cancel or terminate any unutilized portion of the Lender’s Commitment. Any such reduction of the Lender’s Commitment hereunder shall be in an aggregate amount of no less than one million Dollars ($1,000,000) or a larger multiple of one hundred thousand Dollars ($100,000) in excess thereof, or in the amount of the entire remaining unutilized Lender’s Commitment, shall be irrevocable, and shall be without premium or penalty.

3.            Obligation to Pay. The entire principal balance of the Loans, together with any and all accrued and unpaid interest and other charges thereon, shall be due and payable in full on the earliest to occur of (i) December 15, 2024; provided that if the Merger Agreement is still in effect and the Closing (as defined in the Merger Agreement) has not occurred as of such date, such date shall be extended to the date that the Closing (as defined in the Merger Agreement) occurs, (ii) 30 days after the valid termination of the Merger Agreement for any reason thereunder, and (iii) the date of any acceleration of the Obligations hereunder during the continuation of an Event of Default Trigger Event (the date of the earliest to occur of these sub-clauses (i) – (iii), the “Stated Maturity Date”). The Borrower shall pay to the Lender all additional advances and debts and all reasonable and documented out-of-pocket costs, fees, charges, and expenses (including the Upfront Fee and the Commitment Fee) contained or incurred in accordance with the provisions of this Agreement or any other Loan Document. Any Obligations that are not paid on the Stated Maturity Date shall bear interest at the Default Rate until paid in full.

4.            Notice of Borrowing. The Loans shall be requested in writing sent via electronic transmission (which may be delivered to the Lender via email) by a Notice of Borrowing executed by an authorized officer of the Borrower not later than 10:00 a.m. (New York City time) on any Business Day. In the case of the Initial Loan, the Lender will make the requested Loans on or before the date that is one (1) Business Day after the Lender’s receipt of such Notice of Borrowing. The Lender shall disburse the Initial Loan Amount to the Borrower by making one or more wire transfers in accordance with a detailed disbursement schedule (the “Disbursement Schedule”) attached to the Notice of Borrowing, setting forth: (i) the identity of each intended recipient of any portion of the Initial Loan Amount; (ii) the amount to be paid to each such recipient; (iii) the bank account and wire transfer information for each intended recipient, and (iv) the Material Project Document pursuant to which such payment is required. Nothing in this Section 4 shall be construed to limit the Lender’s rights under, or to waive any condition precedent to the making of the Initial Loan set forth in, Section 6(a). In the case of any Subsequent Loans, the Lender will make such requested Loans on or before the date that is three Business Days after the Lender’s receipt of such Notice of Borrowing to an account specified in the Notice of Borrowing. Unless otherwise agreed by the Lender (in its sole discretion), the Borrower shall be permitted to submit a Notice of Borrowing not more than twice every calendar month and, in any event, in accordance with need demonstrated in the Approved Budget.

5.            Lender’s Compensation.

(a)            Interest on Loan. Interest shall accrue in arrears, on the outstanding principal amount of the Loans at an interest rate equal to twelve percent (12.00%) per annum (the “Loan Interest Rate”) and shall be payable, at the Borrower’s option, (x) in cash on each Interest Payment Date or (y) in kind (with interest to be capitalized and added to the principal amount thereof) on a monthly basis on each Interest Payment Date. The aggregate outstanding principal amount of the Loans shall be automatically increased by the amount of any interest accrued pursuant to clause (y) of the immediately preceding sentence (such amount, with respect to each Interest Payment Date, the “Loan PIK Portion”). All Loan PIK Portions shall become Loans, bear interest as provided herein, and be due and payable in full on the Stated Maturity Date. Notwithstanding the foregoing, automatically after the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on the Loans at a rate which is two percent (2.00%) per annum above the Loan Interest Rate (the “Default Rate”), which shall (i) accrue on all overdue principal and other Obligations and (ii) be due immediately and payable on demand. Notwithstanding the foregoing, in no event shall any interest to be paid under this Agreement or under any Loan Document exceed the maximum rate permitted by law.

(b)            Upfront Fee. The Borrower shall pay to the Lender an upfront fee (the “Upfront Fee”) equal to two percent (2.00%) multiplied by the aggregate amount of the Lender’s Commitment, which fee shall be earned and due and payable in full in cash on the Effective Date. The parties hereto hereby agree that the amount of the Upfront Fee may be deducted from the proceeds of the Loans funded by the Lender on the Effective Date.

(c)           Commitment Fee. The Borrower shall pay to the Lender a commitment fee (the “Commitment Fee”) at a per annum rate equal to two percent (2.00%) on the average daily unutilized Commitment of the Lender, which shall accrue during the period from and including the Effective Date to the date on which the Availability Period expires (or, if the Commitment is terminated or canceled prior to the expiration of the Availability Period, on the date of such termination or cancellation), payable quarterly in arrears on each March 31, June 30, September 30 and December 31 and on the date on which the Availability Period expires (or such date of such termination, cancellation, reduction to zero or expiration).

(d)           Computation of Interest and Fees. Except as expressly provided otherwise, all interest, fees and other amounts chargeable under the Loan Documents shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on the Loans shall be computed on a daily basis based upon the outstanding principal amount of the Loans, as of the applicable date of determination.

(e)           Optional Prepayment. The Borrower may prepay the principal of the Loans, in whole or in part, at any time and from time to time, upon one (1) Business Day’s prior written notice to the Lender. Each such voluntary prepayment of the Loans shall be accompanied by the payment of (i) all accrued and unpaid interest and (ii) all fees owing hereunder to the Lender. Partial prepayments must be in a minimum amount of $1,000,000 or a larger multiple of $100,000 in excess thereof.

(f)            Mandatory Prepayment.

(i)            Upon (x) the occurrence of the sale, transfer or other disposition of any assets or properties comprising Collateral (other than any assets or property listed on Schedule 5(f)) resulting in aggregate Net Cash Proceeds of more than $1,500,000, or (y) the receipt of proceeds of any equity raise, any offering or private placement of any debt securities in the debt capital markets, any bank loan and/or any other debt financing (whether structured as a debt financing pursuant to a note purchase agreement or otherwise or any quasi-equity financing, or any combination thereof), in each case, the Borrower shall use one hundred percent (100%) (or such lesser portion as is necessary to repay all of the Obligations hereunder) of the Net Cash Proceeds to prepay (A) all accrued and unpaid interest and (B) all or a portion of the principal amount of the Loans outstanding.

(ii)            Upon the occurrence of (or the execution of any agreement providing for) a change of control of the Borrower (other than the Merger Agreement), the Borrower shall either (A) prepay (x) all accrued and unpaid interest, (y) all of the principal amount of the Loans outstanding and (z) all other fees or other Obligations owing hereunder to the Lender, or (B) cause the party effecting such change of control to acquire at par value the aggregate of all amounts under Sections 5(f)(ii)(A)(x), (y) and (z).

(g)           Prepayments in General. Voluntary and mandatory prepayments under this Agreement shall be applied first to accrued and unpaid interest, then to unpaid fees and other Obligations (other than principal of the Loans), and then to the unpaid principal amount of the Loans. All voluntary and mandatory prepayments shall be without premium or penalty. Any amounts prepaid under Section 5(e) or Section 5(f) may not be re-borrowed.

6.            Conditions Precedent.

(a)            Conditions Precedent to the Initial Loan: The obligation of the Lender to make the Initial Loan hereunder shall become effective on the date (such date, the “Effective Date”) on which each of the following conditions is met or complied with to the Lender’s satisfaction (in its sole discretion) or otherwise waived in writing by the Lender (in its sole discretion):

(i)             Loan Documents. The Lender shall have received copies of this Agreement and each other Loan Document, duly executed and delivered by the Borrower and each Loan Party thereto.

(ii)            Notice of Borrowing. The Lender shall have received a fully executed Notice of Borrowing.

(iii)           Opinions of Counsel to Loan Parties. The Lender shall have received the legal opinion of (A) Akin Gump Strauss Hauer & Feld LLP, as New York counsel for the Loan Parties, (B) Davis Graham & Stubbs LLP, as corporate counsel to the Loan Parties, and (C) Orrick, Herrington & Sutcliffe LLP, as energy regulatory counsel for the Loan Parties, in each case addressed to the Lender, dated as of the Effective Date and in form and substance reasonably satisfactory to the Lender and its counsel (and the Borrower hereby instructs each such counsel to deliver such opinion to the Lender).

(iv)          Organizational Documents; Incumbency. The Lender shall have received: (i) copies of each organizational document of each Loan Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Effective Date or a recent date prior thereto; (ii) signature and/or incumbency certificates of the officers of each Person executing any Loan Documents; (iii) resolutions or consent of the member or other authorizing entity or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound; and (iv) a long-form good standing certificate from the applicable governmental authority of each Loan Party’s jurisdiction of organization.

(v)            Certificates. The Lender shall have received: (i) a certificate dated as of the Effective Date, and signed by a responsible officer of each Loan Party, certifying that the documents delivered pursuant to Section 6(a)(iv) above are true, complete and correct; (ii) a certificate dated as of the Effective Date, and signed by a responsible officer of each Loan Party, certifying that the conditions set forth in Section 6(a)(viii) – (x) below have been satisfied; and (iii) a certificate dated as of the Effective Date, and signed by a responsible officer of the Borrower, certifying that the Borrower and the Subsidiary Guarantors on a combined basis are Solvent after giving effect to the funding of the borrowing and the consummation of the transactions contemplated to occur on the Effective Date.

(vi)          Governmental Authorizations and Consents. The Loan Parties shall have obtained all governmental authorizations and all other consents, in each case that are necessary in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance satisfactory to the Lender.

(vii)         No Litigation. There shall be no actions, suits or proceedings pending, or to the Loan Parties’ knowledge threatened, against or affecting the Loan Parties or the Collateral, at law or in equity, or before any Governmental Authority, which, if adversely determined, would substantially impair the ability of the Loan Parties to pay, when due, the Obligations.

(viii)        No Material Adverse Effect. Since the date of the Borrower’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the Securities Exchange Commission (whichever is later), no event, condition or circumstance has occurred that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

(ix)           Representations and Warranties. All representations and warranties contained in the Loan Documents shall be true and correct as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(x)            No Default or Event of Default. As of the Effective Date, no event shall have occurred and be continuing or would immediately result from the consummation of the Loans that would constitute a Default or Event of Default.

(xi)           [Reserved]

(xii)          Collateral; Security Documents. The Collateral is subject to the perfected first priority Liens (subject only to Permitted Liens) under the Security Documents.

(xiii)         Lien Searches. The Lender shall have received the results of Lien searches (including a search as to judgments, bankruptcy, and tax matters), in form and substance satisfactory to the Lender, made against the Loan Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests granted under this Agreement, indicating among other things that the Collateral is free and clear of any Lien (other than Permitted Liens).

(xiv)        Merger Agreement. The Lender shall have received a fully executed and complete copy of the Merger Agreement.

(xv)         Upstream Sale and Discharge of Liens. The Lender shall have received copies of as-filed UCC termination statements and such other documentation as may be reasonably required by the Lender to evidence the release and discharge of any Liens upon the Collateral (or any portion thereof) that was granted to secure any indebtedness of the Loan Parties following the consummation of the transactions comprising the Upstream Sale.

(b)            Conditions Precedent to any Subsequent Loans. The obligation of the Lender to make any Subsequent Loans shall be subject to the satisfaction (to the Lender’s sole discretion, not to be unreasonably withheld) of each of the following conditions or the written waiver by the Lender of any such condition (in its sole discretion, not to be unreasonably withheld):

(i)            Notice of Borrowing. The Lender shall have received a fully executed Notice of Borrowing, which shall include (i) a statement of expenditures that are to be paid by the Borrower in relation to the Project and (ii) all applicable documentary evidence and other information that the Lender may reasonably require to confirm that the requested Loans shall be utilized in accordance with the use the proceeds pursuant to Section 10(d) and the Approved Budget.

(ii)           Certificates. The Lender shall have received a certificate dated as of the date of disbursement of such Subsequent Loan, and signed by a responsible officer of each Loan Party, certifying that the conditions set forth in Section 6(b)(iii) – (v) below have been satisfied.

(iii)          No Material Adverse Effect. Since the date of the Borrower’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the Securities Exchange Commission (whichever is later), no event, condition or circumstance has occurred that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

(iv)          Representations and Warranties. All representations and warranties contained in the Loan Documents remain true and correct in all material respects as of the date of the disbursement of such Subsequent Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date and provided that any representation and warranty that is already qualified by materiality or material adverse effect shall be true and correct in all respects.

(v)           No Default or Event of Default. As of the date of disbursement of such Subsequent Loan, no event shall have occurred and be continuing or would immediately result from the consummation of the Loans that would constitute a Default or Event of Default.

(vi)          Deposit Account Control Agreements. In respect of each Subsequent Loan other than the initial Subsequent Loan, the Loan Parties shall be in compliance with their obligations under Section 10(o) below (as such may have been amended, waived or extended in compliance with this Agreement) and shall have delivered or caused to be delivered duly executed Deposit Account Control Agreements to the extent required by such Section at such time.

7.            [Reserved]

8.            [Reserved]

9.            Representations and Warranties. In order to induce the Lender to make the Loans and knowing that the Lender shall rely on the following representations and warranties, each Loan Party hereby represents, warrants and covenants as of the Effective Date and each date that Loans are advanced to the Borrower, that:

(a)            Qualification; Organization. Each Loan Party is a legal entity duly organized or formed, validly existing and in good standing (to the extent that the concept of “good standing” is applicable in such jurisdiction) under the Laws of the jurisdiction of its organization or formation and has the requisite corporate, partnership, limited liability company or other similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and as they are currently proposed (as disclosed in the Company SEC Documents) to be conducted, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such Loan Party. Each Loan Party is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Loan Party. Other than, in the case of the Borrower and Tellurian Investments LLC, no Loan Party has any Subsidiary that is not a Subsidiary Guarantor.

(b)            Authority; Non-Contravention.

(i)            Each Loan Party has the requisite limited liability company and/or corporate, as applicable, power and authority to enter into this Agreement and each other Loan Document to which it is a party, and to perform its obligations hereunder and thereunder. The execution , delivery and performance of this Agreement and each other Loan Document have been duly and validly authorized by each Loan Party, and no other corporate or limited liability company or shareholder or member proceedings on the part of any Loan Party, and no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Authority are necessary to authorize the execution, delivery and performance of the Loan Documents except for any authorizations, consents, orders, licenses, permits or approvals, or registrations, declarations, notices or filings (1) necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Party (or to release existing Liens) under applicable Laws, and/or (2) which have been duly obtained, taken, given or made and are in full force and effect. This Agreement, and each other Loan Document to which any Loan Party is a party, have been duly and validly executed and delivered by the relevant Loan Party and, assuming each Loan Document constitutes the legal, valid and binding agreement of the Lender, this Agreement and each other Loan Document to which any Loan Party is a party constitutes the legal, valid and binding agreement of each Loan Party party thereto and is enforceable against each such Loan Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii)            The execution and delivery by each Loan Party of this Agreement do not, and the performance of their obligations hereunder and compliance with the provisions hereof will not (x) result in any loss, or suspension, limitation or impairment of any right of such Loan Party to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any permit, concession, franchise, right or license binding upon any Loan Party or result in the creation of any Lien other than Permitted Liens, in each case, upon any of the properties or assets of any Loan Party, (y) conflict with or result in any violation of any provision of the Organic Document (in each case, as amended or restated), of any Loan Party or (z) conflict with or violate any applicable Laws, except in the case of clauses (x) and (z) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Loan Parties.

(c)            Litigation Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) there is no investigation or review pending (or, to the knowledge of the Loan Parties, threatened) by any Governmental Authority with respect to the Loan Parties, (b) there are no, and since January 1, 2022, there have been no actions, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of the Loan Parties, threatened) by, against or affecting the Loan Parties, or any of their respective assets or operations by or before any Governmental Authority and (c) there are no, and since January 1, 2022, there have been no orders, judgments or decrees of, or before, any Governmental Authority against or affecting the Loan Parties.

(d)            Regulatory Matters.

(i)            The Borrower is not (i) a “natural-gas company” under the Natural Gas Act, 15 U.S.C. §§ 717-717W, and the regulations promulgated by FERC thereunder (“NGA”), (ii) a utility, gas service company, gas company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder, (iii) subject to regulation by FERC under the Natural Gas Policy Act of 1978, 15 U.S.C. §§ 3302-3432, and regulations promulgated by FERC thereunder (“NGPA”) or (iv) a holding company or a public-utility company as defined in the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453, and the regulations promulgated by FERC thereunder (“PUHCA”). Driftwood LNG LLC is a “person” that owns an “LNG Terminal” and is subject to regulation by FERC under NGA Section 3, 15 U.S.C. §§ 717b, and the regulations promulgated by FERC thereunder. Driftwood LNG LLC is not (i) a “natural-gas company” under the NGA, (ii) a gas utility, gas service company, gas company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder, (iii) subject to regulation by FERC under the NGPA, and regulations promulgated by FERC thereunder, or (iv) a holding company or a public-utility company as defined in PUHCA, and the regulations promulgated by FERC thereunder. Driftwood Pipeline LLC is a “person” that will become a “natural-gas company” subject to regulation under the NGA and the regulations promulgated by FERC thereunder. Driftwood Pipeline LLC is not (i) a gas utility, gas service company, gas company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder, (ii) subject to regulation by FERC under the NGPA, and regulations promulgated by FERC thereunder, or (iii) a holding company or a public-utility company as defined in PUHCA, and the regulations promulgated by FERC thereunder.

(ii)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Loan Parties, all filings required to be made by any Loan Party since January 1, 2017, with FERC and DOE under the NGA and the NGPA and the Federal Communications Commission (“FCC”) under the Interstate Commerce Act implemented by the FERC pursuant to 49 U.S.C. § 60502, the Federal Communications Act (or any related act) implemented by the FCC, or any regulations promulgated thereunder or any applicable state public utility commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements, rates, tariffs, and all documents, exhibits, amendments and supplements appertaining thereto, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable Laws.

(iii)            Each material order, approval, consent or other authorization issued to any Loan Party by a federal, state or local governmental authority or official, including FERC, the DOE and the FCC, is (i) listed on Schedule 9(d)(iii), (ii) in full force and effect, (iii) final and non-appealable except as indicated on Schedule 9(d)(iii), and (iv) free from conditions or requirements the compliance with which could reasonably be expected to have a Material Adverse Effect on any Loan Party. The Loan Parties are in full compliance with each such order, approval, consent or other authorization listed on Schedule 9(d)(iii).

(e)            Tax Status; Taxes.

(i)            Other than (i) the Borrower, which is a corporation, and (ii) Tellurian Investments LLC, which is a limited liability company classified as a C-corporation, each Loan Party is a limited liability company that is treated as a partnership or an entity disregarded for U.S. federal, state and local income tax purposes as separate from its owner and not an association taxable as a corporation, and neither the execution or delivery of any Loan Document nor the consummation of any of the transactions contemplated thereby shall affect such status.

(ii)            Except as set forth on Schedule 9(e)(ii), each Loan Party (or, for purposes of this Section, if it is a disregarded entity for U.S. income tax purposes, its regarded owner) has timely filed or caused to be filed (taking valid extensions into account) all Federal Tax returns and all material state, local and other Tax returns that are required to be filed, and has paid (A) all Taxes shown to be due and payable on such returns or on any material assessments made against the Loan Party or any of its Property and (B) all other material Taxes imposed on such Loan Party or its Property by any Government Authority (other than Taxes the payment of which are not yet due or which are being Contested), and no Tax Liens (other than Permitted Liens) have been filed and no claims are being asserted with respect to any such Taxes (other than claims which are being Contested).

(f)            Disclosure. The reports, financial statements, certificates and other written information (other than projected or pro forma financial information, budgets, estimates and information of a general economic or industry nature) furnished by or on behalf of the Loan Parties to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as amended, restated, amended and restated, modified and/or otherwise supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected or pro forma financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery, it being understood that such projected financial information and pro forma financial information are not to be viewed as facts or as a guarantee of performance or achievement of any particular results, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties (it being understood that such projected or pro forma information may vary from actual results and that such variances may be material) and that no assurance can be given that the projected results will be realized.

(g)            Applicable Laws; Permits.

(i)            Subject to Section 9(d)(ii) and Section 9(q), the Loan Parties are, and since January 1, 2022 have been, in compliance with, and are not, and have not been since January 1, 2022, in default under or in violation of, any applicable Laws, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Loan Parties. Since January 1, 2022, no Loan Party has received any written notice or, to the knowledge of any Loan Party, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Loan Parties. The execution and delivery of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated by this Agreement and the other Loan Document, do not conflict with nor shall they result in any violation of any regulation, order, writ, judgment, injunction or decree of any court or other Governmental Authority or in the breach of or default under any material indenture, contract, agreement or other instrument to which any Loan Party is a party or by which it may be bound, in each case except where such conflict, violation, breach, or default has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Loan Parties. Neither the execution and delivery of this Agreement or any of the other Loan Documents, nor the consummation of the transactions contemplated hereunder and thereunder, will result in the creation or imposition of, nor be any cause for the imposition of, any Lien, charge or encumbrance of any nature whatsoever upon any of the Collateral securing the Obligations other than those created, imposed or required by this Agreement or the other Loan Documents or Permitted Liens.

(ii)            The Loan Parties are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Authorities, and have filed all tariffs, reports, notices and other documents with all Governmental Authorities necessary for the Loan Parties to own, lease and operate their properties and assets and to carry on their businesses as they are currently being conducted and as they are currently proposed (as disclosed in the Company SEC Documents) to be conducted, including all current and proposed (as disclosed in the Company SEC Documents) activities at the Project Facilities (the “Permits”), and have paid all fees and assessments due and payable in connection with any Permit, except where the failure to have any of the Permits or to have filed such tariffs, reports, notices or other documents or to have paid such fees and assessments has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as indicated on Schedule 9(g)(ii), all Permits are valid and in full force and effect and are not subject to any pending administrative or judicial proceeding that would, if determined in a manner adverse to the respective Loan Party, reasonably be expected to result in the adverse modification, suspension, termination, cancellation or revocation thereof, except where the failure to be in full force and effect or any modification, suspension, termination or cancellation or revocation thereof has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on a Loan Party. The Loan Parties are in compliance with the terms and requirements of all Permits, except where the failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Loan Parties.

(h)            Material Project Documents.

(i)            Set forth in Schedule 9(h)(i) is a list of each Material Project Document existing as of the Effective Date, including all amendments, amendments and restatements, supplements, or waivers of any such Material Project Document, true, correct and complete copies of which have been delivered to the Lender and certified by an authorized officer of the Borrower.

(ii)            Each of the Material Project Documents to which any Loan Party is a party is in full force and effect, and none of such Material Project Documents has been terminated or otherwise amended, modified, supplemented, transferred, impaired or, to the Loan Party’s Knowledge, assigned, except as indicated on Schedule 9(h)(ii) or as permitted by the terms of the Loan Documents.

(iii)            To the Loan Parties’ Knowledge, other than as indicated on Schedule 9(h)(iii), no material default exists under any Material Project Document.

(iv)            There are no material contracts, services, materials or rights (other than Permits) required for the current stage of the Project other than those granted by, or to be provided to the Loan Parties pursuant to, the Material Project Documents and the Loan Documents.

(v)            All conditions precedent to the obligations of the respective parties under the Material Project Documents that have been executed have been satisfied or waived except for such conditions precedent that need not be satisfied until a later stage of the Project. The Loan Parties reasonably believe that any such condition precedent can be satisfied or waived on or prior to the commencement of the appropriate stage of the Project.

(i)            Ownership of Property; Insurance.

(i)             Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Loan Parties, the respective Loan Parties have indefeasible fee simple title to each simple ownership, leasehold, sub-leasehold and other real property interests (in each case, as applicable) in the respective Project Facilities pursuant to the respective Real Property Documents, in each case as is reasonably necessary for the Project (accounting for the current status of the Project and development of same), in each case free and clear of any Liens (other than Permitted Liens). The Loan Parties have the right to acquire all other fee simple ownership, leasehold and other real property interests, in each case, as will become reasonably necessary for the Project, on or prior to the relevant date or stage by which such other ownership, leasehold and other real property interests will be required, in each case free and clear of any Liens (other than Permitted Liens). All leases, sub-leases, or other real property interests that individually or in the aggregate are material to the business or operations of the Loan Parties (taken as a whole) are valid and subsisting and are in full force as of the Effective Date.

(ii)            The Loan Parties have a good and valid ownership interest, leasehold interest, sub-leasehold interest, license interest or other right of use in all other material property and material assets (tangible and intangible) included in the Collateral under each Security Document. Such ownership interest, leasehold interest, sub-leasehold interest, license interest or other rights of use are and will be, together with any other assets or interests contemplated to be acquired pursuant to the Approved Budget, sufficient to permit the development of the Project in accordance with the Material Project Documents.

(iii)           Each Loan Party owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights, domain names, trade secrets, software, know-how, proprietary information, data, and other intellectual property used in its business, and the use thereof by the Loan Parties does not, to the knowledge of the Loan Parties, infringe in any material respect on the rights of any other Person.

(iv)          The Loan Parties maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as the Loan Parties reasonably believe to be customary for the industries in which they operate. No Loan Party has received written notice of any pending or, to the knowledge of any Loan Party, threatened, cancellation with respect to any such insurance policy, and each Loan Party is in compliance with all conditions contained in such insurance policies.

(j)            Margin Regulations. None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

(k)           Investment Company Act. None of the Loan Parties is (x) an “investment company”, is required to be registered as an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, (y) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith, or (z) a “covered fund” under the Volcker Rule (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

(l)            Collateral; Security Documents; No Adverse Claim. The Security Documents are effective to create in favor of the Lender a legal, valid and enforceable first priority (subject to Permitted Liens) Lien and security interest in the Collateral (as defined therein), and when UCC Financing Statement(s) in appropriate form are filed in the offices specified in such Security Documents, each Lien granted pursuant to such Security Documents shall constitute a fully perfected Lien (to the extent that such Lien may be perfected by the filing of UCC Financing Statement(s)) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person. When the certificates, if any, evidencing all pledged equity or other ownership interests pursuant to the Security Documents are delivered to the Lender, together with appropriate transfer powers or other similar instruments of transfer duly executed in blank, the Liens in such pledged equity or other ownership interests shall be fully perfected first priority security interests, perfected by “control” as defined in the UCC. The Collateral is not presently subject to any adverse claim, Lien, default, defense, condition precedent, security interest, encumbrance or any other legal right, title or interest of any other entity and/or individual other than the security interest granted to the Lender hereunder and the Permitted Liens.

(m)            Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Loan Parties: (a) there are no actions, suits or governmental investigations or proceedings (whether administrative or judicial) pending, or to the knowledge of the Loan Parties, threatened in writing against any Loan Party or, to the knowledge of the Loan Parties, any person or entity whose liability any Loan Party has retained or assumed either contractually or by operation of law, alleging non-compliance with or liability under any Environmental Law, (b) the Loan Parties are, and since January 1, 2017, have been, in compliance with all Environmental Laws, which compliance includes and has included obtaining, maintaining and complying with all Permits required pursuant to Environmental Laws, (c) there has been no release, treatment, storage, disposal, arrangement for or permitting the disposal, transportation, distribution or handling of, exposure to, or contamination by, any Hazardous Materials (i) to the knowledge of the Loan Parties, at any real property currently or formerly owned, leased or operated by the Loan Parties as part of the Project Facilities or (ii) arising from the operations of the Loan Parties, in the case of each of (i) and (ii) in a manner that has given rise or would give rise to liability of the Loan Parties under any Environmental Laws, (d) the Loan Parties are not party to any order, judgment or decree that imposes any outstanding obligations on the Loan Parties under any Environmental Law, and no Loan Party has, since January 1, 2017 (or earlier if unresolved), received any written notice asserting a violation of, or liability under, Environmental Law, and (e) other than in the ordinary course and pursuant to a typical allocation of liability and obligations under leases, subleases and other agreements, no Loan Party has assumed or undertaken the liability of any other person under Environmental Law or relating to Hazardous Materials. The Loan Parties have made available to Lender copies of all material environmental reports, audits, assessments prepared since January 1, 2017, and all other material environmental, health or safety documents related to current or former properties, facilities or operations of the Loan Parties that are in the possession of the Loan Parties.

(n)            Employee Matters.

(i)            Each Benefit Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable Laws, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect. Each Benefit Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the knowledge of the Loan Parties, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Benefit Plan with no determination, to the knowledge of the Loan Parties, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification).

(ii)            None of the Loan Parties or any ERISA Affiliate sponsors, maintains, participates in, contributes to, or has any obligation to contribute to or liability in respect of any defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code (including any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA). Except at set forth on Schedule 9(n)(ii), there are no Foreign Pension Plans, all amounts required by applicable Law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Loan Party or to which any Loan Party has an obligation to contribute have been accrued in accordance with Accounting Standards Codification No. 715: Compensation-Retirement Benefits.

(o)            Use of Proceeds. The Borrower will use the proceeds of all Loans solely (x) in accordance with the terms of the Approved Budget and (y) to pay (i) fees payable by the Borrower to the Lender in connection with the transactions contemplated by this Agreement, (ii)  (at the Borrower’s election) interest accruing on the Loans, and (iii) Project Costs relating to the Project, and all activities incidental and related thereto, including general and administrative expenses of the Borrower.

(p)            Solvency. On a combined basis, the Loan Parties are and, upon the incurrence of any Loans and after giving effect to the transactions and the incurrence of indebtedness in connection therewith, shall be Solvent.

(q)            Sanctions; Anti-Corruption; Etc.

(i)            None of the Loan Parties, nor to any Loan Party’s knowledge, any director or officer of any of the Loan Parties, is a Person that is, or is owned 50 percent or more, individually or in the aggregate, directly or indirectly, or controlled (as such term is defined by the relevant Sanctions) by a Person that is (a) the subject or target of any Sanctions, or (b) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions, currently, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic and Luhansk People’s Republic and the Crimea, Zaporizhzhia and Kherson Regions of Ukraine.

(ii)            No Loan Party, nor, to any Loan Party’s knowledge, any director or officer of a Loan Party (each acting in their capacity thereof), has during the past five years (i) violated any Applicable Anti-Corruption Laws, (ii) corruptly offered, paid, promised to pay, authorized, solicited, or received the payment of money or anything of value, directly or indirectly to or from any Person, including a government official, in each case in violation of any Applicable Anti-Corruption Laws or (iii) knowingly taken any action, directly or indirectly, that would result in a violation by such entity of Anti-Terrorism and Money Laundering Laws; and

(iii)           each Loan Party has instituted and maintained policies and procedures, including appropriate controls, reasonably designed to ensure compliance with Applicable Anti-Corruption Laws and Anti-Terrorism and Money Laundering Laws (to the extent applicable) in all material respects.

(r)            Survival. Each of the representations and warranties set forth herein shall survive the closing of the Loans, the disbursement of the proceeds of the Loans and shall continue in full force and effect as of the date made or repeated until payment in full of the Obligations.

10.           Affirmative Covenants. Each Loan Party shall perform and comply at all times with the following covenants:

(a)            Notice of Material Events. Promptly, and in any event within five (5) Business Days, upon obtaining actual knowledge thereof, the Borrower will furnish to the Lender written notice of the following:

(i)            the occurrence of any (A) Default or (B) Event of Default;

(ii)            the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Loan Parties or Affiliates, including pursuant to any applicable Environmental Laws, that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a Material Adverse Effect;

(iii)           notice of any action arising under any Environmental Law or of any noncompliance by any Loan Party or any subsidiary thereof with any Environmental Law or any Permit required thereunder that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(iv)          any material change in accounting or financial reporting practices by the Loan Parties;

(v)           any matter or development that has had or could reasonably be expected to have a Material Adverse Effect; and

(vi)          the occurrence of any event or any other development by which any Loan Party (i) fails to comply with any Law or to obtain, maintain or comply with any material Permit required under any Law (including Environmental Law), (ii) becomes subject to any material liability, (iii) receives written notice of any claim with respect to any material liability, or (iv) becomes aware of any basis for any material liability;

(vii)         the occurrence of any event of default, or the receipt by any Loan Party of any written notice of an alleged event of default, with respect to the Merger Agreement or any Material Project Document of any Loan Party; and

(viii)        any other material notice or other written information delivered by any counterparty in relation to the Material Project Documents.

Each notice or other document delivered under this Section 10(a) shall be accompanied by a written statement of a responsible officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.

(b)            Other Information. The Borrower shall deliver to the Lender, from time to time, such other information regarding the Project, the business affairs and financial condition of any Loan Party, in each case that are reasonably available to the Borrower, as the Lender may reasonably request from time to time.

(c)            Existence; Conduct of Business. Each of the Loan Parties will comply with Section 11(b).

(d)            Use of Proceeds. The Borrower will use the proceeds of all Loans in accordance with Section 9(o). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.

(e)            Compliance with Laws and Regulations. Each Loan Party shall comply at all times, in all material respects, with all Laws governing or otherwise applicable to the use and operation of the Project Facilities and any Collateral.

(f)            Maintenance of Properties. Each of the Loan Parties will keep and maintain all assets and property material to the Project Facilities and the conduct of its business, taken as a whole, in good working order and condition, ordinary wear and tear excepted.

(g)            Payment of Obligations. Each of the Loan Parties will timely pay and discharge all of their payment obligations under the Loan Documents and the Material Project Documents, and its Taxes (including all assessments, charges and levies of Governmental Authorities imposed upon it or its income or properties or in respect of its property that could result in a statutory Lien) before the same shall become delinquent, except where the validity or amount thereof is being Contested.

(h)            Inspection of Books and Records. Upon reasonable prior written notice to the Borrower, the Lender or any agent or representative designated by the Lender to the Borrower in writing, may inspect the books and records of the Loan Parties, and may make and take copies and extracts from such books and records. Unless an Event of Default shall have occurred and be continuing, such inspection and the making and taking of copies and extracts from such books and records shall occur not more than once per month. Any such inspection and the making and taking of copies and extracts from such books and records shall be at the cost and expense of the Borrower.

(i)            Physical Inspection. Upon reasonable notice to the Borrower, the Lender or any agent or representative designated by the Lender to the Borrower in writing, may inspect the Project Facilities and the Collateral. Any such inspection shall be at the cost and expense of the Borrower. Unless an Event of Default has occurred and is continuing, the Lender may only exercise such inspection right once prior to the Stated Maturity Date. All inspections and other services rendered or rights exercised on behalf of the Lender, whether or not paid for by the Borrower, shall be rendered solely for the protection and the benefit of the Lender. The Lender shall not be responsible to the Borrower or any other party for any failure to cause any inspection permitted or not prohibited hereunder, nor for failure to notify or protect the Borrower from any negligence or malfeasance of the Borrower, or any other party, whether or not such negligence or malfeasance is (or should have been) actually discovered by any such inspection. Any such inspection shall be conducted during normal business hours, in compliance with the Loan Parties’ safety procedures, and in a manner that does not unreasonably interfere with operations. The Lender agrees to indemnify and hold harmless the Loan Parties from claims arising from the inspection activities, except to the extent caused by the Loan Parties’ gross negligence or willful misconduct. Information obtained during inspections shall be treated as confidential information under this Agreement. Lender and its officers, employees and representatives shall not be permitted to perform any environmental testing or sampling or other invasive onsite procedures (including any Phase II environmental site assessment) with respect to any property of the Loan Parties or any of their Subsidiaries without the Borrower’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(j)            Insurance.

(i)            The Loan Parties shall maintain, with insurance companies that the Loan Parties believe in good faith to be financially sound and reputable and that are not Affiliates of the Loan Parties, insurance with respect to the Project Facilities owned by the respective Loan Party, and the Loan Parties’ other properties and business against liability of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations. Such insurance shall comply with the requirements of clause (ii) and (iii) of this Subsection 10(j) and in addition shall otherwise meet any insurance requirements (if applicable) under any Material Project Document.

(ii)           The Borrower shall cause insurance to be maintained on the Project Facilities and the Collateral as follows: (i) comprehensive general liability and umbrella liability coverage as may be necessary, appropriate or advisable, or as the Lender may otherwise reasonably require, protecting the Lender and the Loan Parties against liability incidental to the use of, or resulting from an accident occurring on or about, the Project Facilities and the Collateral, including coverage for explosion, collapse and underground hazards, completed operations and independent contractors; (ii) workers’ compensation insurance to the extent required by the Laws of the State of Louisiana; (iii) windstorm and water damage insurance with limits not less than $25,000,000 in aggregate; and (iv) fire and broad form extended coverage insurance, as applicable, for insurable replacement cost of any improvements comprising the Project Facilities, insuring such improvements from fire, demolition, collapse, explosion, underground hazards, and contingent liability for loss arising from the improvements not conforming to any Laws.

(iii)            As soon as practicable, but in any event no later than 11:00 a.m. (New York City time) on the date that is ten (10) days after the Effective Date, the Lender shall have received, in each case in form and substance satisfactory to the Lender, certificates of insurance evidencing the insurance maintained by the Loan Parties, indicating the addition of the Lender to all such policies and the designation of the Lender as additional insured or loss payee, together with appropriate endorsements evidencing the designation of the Lender as additional insured or loss payee. The Borrower shall be required to furnish evidence of any other insurance coverage as the Lender may, in its sole discretion, as it deems necessary, appropriate or desirable, or as the Lender may otherwise require, during the term of the Loans. The Borrower shall use commercially reasonable efforts to obtain an endorsement to each such insurance policy requiring the insurer to provide at least thirty (30) days’ prior written notice to the Lender of any cancellation, non-renewal, or material change in such policy. If, despite the Borrower’s commercially reasonable efforts, the Borrower is unable to obtain such an endorsement for any insurance policy, the Borrower shall promptly notify the Lender in writing of such inability and shall work with the Lender to find a mutually acceptable alternative solution, such as providing evidence of replacement coverage or other assurances satisfactory to the Lender. Notwithstanding anything contained herein, all insurance amounts shall be subject to industry standards and shall allow deductibles in accordance with industry standards.

(k)           Environmental Matters. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Loan Parties will (i) comply with all Environmental Laws, (ii) use commercially reasonable efforts to obtain, maintain in full force and effect and comply with any Permits required for the Project Facilities or operations of the Loan Parties, and (iii) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the Project Facilities or real properties of the Loan Parties.

(l)            Budget. The Borrower shall deliver to the Lender, no later than 5:00 p.m. (New York City time), every other Thursday (commencing on July 25, 2024), a rolling 13-week cash flow budget which shall be in form and substance consistent with the Budget.

(m)          Variance Report. The Borrower shall deliver to the Lender, no later than 5:00 p.m. (New York City time), every Thursday (commencing on August 1, 2024), an aggregate variance report (a “Variance Report”), which shall be substantially consistent in form, scope and detail as the Approved Budget. Each Variance Report will contain columns with the prior week’s actuals and budget figures in a form that matches the Approved Budget (with aggregate variance figures and individual variance figures for each category and line item in the Approved Budget).

(n)            Variance Report Certificate. Concurrently with the delivery of each Variance Report pursuant to Section 10(m) above, a certificate prepared in respect of such Variance Report which shall (i) set forth a reasonably detailed explanation of each variance identified in such Variance Report that is “material”, whether on a qualitative or a quantitative basis (it being hereby understood and agreed that (A) any variance exceeding fifteen percent (15%) shall be material, and (B) notwithstanding the foregoing, (1) no variance less than $50,000 shall be material and (2) no variance with respect to reimbursements paid to or for the benefit of the Lender or with respect to indemnification payments under this Agreement shall be material), (ii) in the case of the first Variance Report after the disbursement of each Loan, certify compliance by the Loan Parties with the use of proceeds pursuant to Section 10(d), and (iii) confirm that no Default or Event of Default shall exist or be continuing as of such time, or shall be reasonably expected to occur or arise (provided, that, if such certification and confirmation cannot be provided for any reason, such certificate shall specifically identify and describe the instance of any non-compliance or default, and the facts, circumstances, extent/amount of, reason for, and other information relevant to, such non-compliance or default; provided, however, that, the compliance with the foregoing shall in any event not be deemed to cure or negate any Default or Event of Default; and provided further, that the existence of a material variance shall not, in and of itself, constitute or be deemed to constitute a Default or Event of Default or evidence thereof) (a certificate that complies with the foregoing requirements, a “Variance Report Certificate”);

(o)            Deposit Account Control Agreements. With respect to Deposit Accounts in existence on the Effective Date or established during the 30-day period beginning on the Effective Date, other than Excluded Accounts, each Loan Party shall enter into Deposit Account Control Agreements with respect to all such Deposit Accounts of such Loan Party within 30 calendar days after the Effective Date (or such longer period as the Lender may agree in writing, acting in a commercially reasonable manner). With respect to Deposit Accounts established more than 30 calendar days after the Effective Date, other than Excluded Accounts, each Loan Party shall enter into Deposit Account Control Agreements with respect to all such Deposit Accounts of such Loan Party no later than three (3) Business Days after the date of establishment of such Deposit Account (or such longer period as the Lender may agree in writing acting in a commercially reasonable manner).

(p)            Collateral Requirements. Each Loan Party will preserve and maintain the security interests granted under the Security Documents, including taking any such action at its cost and expense to promptly discharge any Lien (other than Permitted Liens) on the Collateral, and undertake all actions which are necessary or appropriate to (i) maintain the Lender’s Lien and security interest in the Collateral in full force and effect at all times (including the priority thereof, subject to Permitted Liens), subject to any provisions in this Agreement or any other Loan Document that permit actions to maintain or perfect such Lender’s Liens after the Effective Date or after any other applicable time including Section 10(o) with respect to Deposit Accounts, and (ii) except as a result of Dispositions and other transactions permitted hereunder, preserve and protect the Collateral and protect and enforce the Loan Parties’ rights, title and interest in and to, and the rights of the Lender in, the Collateral, including the making or delivery of all filings and recordations, the payment of all fees and other charges and the issuance of supplemental schedules, documents, agreements or other instruments.

(q)            Sanctions.

(i)            Each Loan Party agrees that if it becomes aware of or receives any notice that any Person holding a legal or beneficial interest in a Loan Party (whether directly or indirectly) in the aggregate in excess of ten percent (10%) is named on the OFAC SDN List or otherwise becomes the target of Sanctions (a “Sanctions Notice”), to the extent applicable, Borrower shall promptly (i) give notice to the Lender of such Sanctions Notice and (ii) comply with all Sanctions applicable to such Loan Party with respect to such Sanctions Notice (regardless of whether the party that is the target of Sanctions is located within the jurisdiction of the United States), and each Loan Party authorizes and consents to the Lender taking any and all steps consistent with Sanctions requirements applicable to the Lender that the Lender reasonably deems necessary to comply with all applicable laws governing such Sanctions with respect to any such Sanctions Notice, including the “freezing” or “blocking” of assets and reporting such action to OFAC or other relevant government authorities.

(ii)            Each Loan Party will maintain in effect policies and procedures, including applicable controls, reasonably designed to promote compliance by such Loan Party and its directors, officers, employees and authorized agents with applicable Sanctions.

(r)            Mortgage. Within thirty (30) days after the Effective Date, the Loan Parties shall cause Tellurian Production Investments LLC to grant a mortgage, in a form acceptable to the Lender and the Borrower, over the Tellurian Production Investments LLC leasehold interests in Site II, and to cause such mortgage to be recorded in the official records of Cameron Parish, Louisiana. The Lender and the Borrower agree that the form of mortgage attached hereto as Exhibit A is a form acceptable to both the Lender and the Borrower.

(s)            Further Assurances. The Loan Parties hereby authorize the Lender, or any agent or designee of the Lender, to file any UCC Financing Statement(s) as it deems necessary, appropriate or desirable, exercising commercially reasonable discretion, to perfect or protect its security interests in the Collateral granted by the Security Documents. Upon the reasonable request of the Lender, at any time and from time to time, the Loan Parties shall make, execute and deliver all such additional assurances and instruments and perform such additional acts and deeds as the Lender may require to fully and completely vest in and assure the Lender of its rights hereunder in and to the Collateral which is the subject of the Security Documents; provided that any request pursuant to this provision shall not require any such execution, delivery or performance earlier than the time periods therefor set forth in this Agreement or any other Loan Document. The Loan Parties shall promptly deliver to the Lender, from time to time, such other information and agreements, documents and other instruments relating to this Agreement or another Loan Document, and/or regarding the business affairs and financial condition of the Borrower, in each case, as the Lender may reasonably request from time to time; provided that any request pursuant to this provision shall not require any such execution, delivery or performance earlier than the time periods therefor set forth in this Agreement or any other Loan Document.

11.            Negative Covenants. Each Loan Party shall perform and comply at all times with the following covenants:

(a)            No Fundamental Changes.

(i)            No Loan Party shall (1) adopt any amendments to its Organic Documents, (2) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, or (3) make any acquisition of any other Person. The obligations of this Section 11(a)(i) shall not apply to and shall not preclude or prohibit the execution and delivery of the Merger Agreement and the consummation of any of the transactions contemplated by the Merger Agreement. Any mergers, consolidations, restructurings or reorganizations solely by and among the Loan Parties shall not be prohibited by this Section 11(a)(i).

(ii)            No Loan Party shall convey, sell, lease, transfer or otherwise dispose of, in one or a series of related transactions, any non-cash assets or properties with a value in excess of $5,000,000 in the aggregate, except (A) sales, leases, transfers, or other dispositions (1) of obsolete or worthless equipment, (2) sales, transfers and dispositions of inventory, commodities and produced Hydrocarbons, crude oil and refined products in the ordinary course of business, or (3) made in connection with any transaction by and among the Loan Parties, (B) terminations or waivers in the ordinary course of business of any rights under any Company Material Contract (or any contract that would have been a Company Material Contract if in existence on the date hereof), Company Real Property Lease (or any real property lease that would have been a Company Real Property Lease if in existence on the date hereof), any Right-of-Way or under any Company Permit, (C) leases, subleases, licenses or other agreements for the use or occupancy of any real property or any agreement that would be deemed a Company Real Property Lease or a Right-of-Way entered into in the ordinary course of business, (D) abandonment or lapse of any issued or registered material Company Owned Intellectual Property rights at the end of its statutory term or non-exclusive licenses granted to customers, suppliers, vendors, end-users, reseller or distributors in the ordinary course of business.

(b)            Nature of Business.

(i)            No Loan Party shall conduct its business in any material respect outside of the ordinary course, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Loan Parties, (ii) as may be consented to in writing by Parent, (iii) as may be contemplated or required by the Merger Agreement, (iv) to the extent action is reasonably taken (or reasonably omitted) in response to an Emergency or (v) as set forth in Section 5.1(a) of the Company Disclosure Schedule (as defined in the Merger Agreement); provided, however, that no action by the Loan Parties with respect to matters specifically addressed by any provision of Section 11 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(ii)            No Loan Party shall enter into any forward, futures, option, swap, collar, put, call, floor, cap, hedging derivative or other similar Contracts, whether financially or physically settled, that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price or availability of commodities.

(c)            No Further Indebtedness. The Loan Parties shall not incur, assume, create or suffer to exist any indebtedness for borrowed money, whether or not for cash and by whatever means, and whether or not evidenced by bonds, debentures, notes or other similar instruments, or any guarantee of such indebtedness, other than (i) the Loans, (ii) indebtedness subordinated to the Loans (on terms that are in form and substance acceptable to the Lender) solely by and among the Loan Parties, (iii) indebtedness existing on the date hereof and listed on Schedule 11(c), (iv) indebtedness reasonably required to be incurred in response to any Emergency, (v) any indebtedness among the Loan Parties, (vi) any guarantees by the Loan Parties of indebtedness of the Loan Parties, which indebtedness is incurred in compliance with this Section 11(c), and (vii) any indebtedness that does not exceed $10,000,000 in the aggregate, provided, however, that in the case of each of clauses (ii) through (vii) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Loan Parties, or, following the Closing (as defined in the Merger Agreement), Parent and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Loan Parties are currently subject under the terms of any indebtedness outstanding as of the date hereof.

(d)            No Further Liens. The Loan Parties shall not create, grant or suffer to exist any Lien upon the Collateral or any portion thereof other than Permitted Liens and the Loan Parties shall at all times keep the Collateral which is the subject of the Security Documents free and clear from all Liens other than Permitted Liens.

(e)            No Modifications to Material Project Documents. No Loan Party shall suspend, cancel or terminate, enter into any material amendment, waiver or other modification to, or sell, transfer or assign or otherwise dispose of (whether directly or indirectly, by operation of law or otherwise), any of its rights, title and interest in, to and under, any Material Project Document unless in each case it shall have obtained the prior written consent of the Lender.

(f)            No Restricted Payments. No Loan Party shall make any dividend or other distribution (whether in cash, securities or other property) with respect to any equity securities of such Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity securities or on account of any return of capital to the stockholders, partners or members (or the equivalent Person thereof) of a Loan Party, or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any equity securities of a Loan Party, or any setting apart of funds or property for any of the foregoing, except for (1) dividends, distributions, or payments by any Subsidiary Guarantor only to the Borrower or to any other Subsidiary Guarantor in the ordinary course of business, (2)  dividends or distributions required under the applicable organizational documents of such entity in effect on the Effective Date, (3) dividends or dividend equivalent payments that become due and payable in respect of any Company Equity Awards outstanding on the date hereof in accordance with their terms in effect as of the Effective Date, (4) issuances of Company Common Stock in respect of any exercise or settlement of any of the Company Equity Awards outstanding on the date hereof in accordance with their current terms thereof, (5) issuances of Company Common Stock upon the exercise or conversion of securities of the Borrower outstanding as of the date hereof, (7)  the acquisition of Company Common Stock in respect of any exercise or settlement of any of the Company Equity Awards outstanding on the date hereof in accordance with their current terms thereof.

(g)            No Subsidiaries. Other than the Subsidiaries existing as of the Effective Date and listed on Schedule 11(g), no Loan Party shall create, form, establish, acquire or otherwise suffer to exist any Subsidiary.

(h)            No Accounts; Permitted Investments.

(i)            Other than Deposit Accounts with respect to which the Loan Parties are not in breach of Section 10(o) of this Agreement, and other than any other bank or securities account that is listed on Schedule 11(h)(i), no Loan Party shall open or maintain, or permit or instruct any other Person to open or maintain on its behalf, or use or be the beneficiary of any account. The Loan Parties shall not change the name or account number of any Deposit Account subject to a Deposit Account Control Agreement without the prior written consent of the Lender.

(ii)            No Loan Party shall make any investments, loans or advances to any Person other than (A) Authorized Investments, (B) as expressly contemplated by the terms of the Material Project Documents to which a Loan Party is a party, (C) as expressly contemplated by the Approved Budget, and (D) as made in connection with any transaction solely by and among the Loan Parties.

(i)            Limitation on Affiliate Transactions. No Loan Party shall, directly or indirectly, enter into any transaction that is otherwise permitted hereunder with or for the benefit of an Affiliate (including guarantees and assumptions of obligation of an Affiliate) except (a) any such transaction existing as of the date hereof, (b) agreements required by a Material Project Document, (c) to the extent required by applicable mandatory provisions of Law, (d) transactions solely by and among the Loan Parties and (e) agreements entered into on terms no less favorable to the applicable Loan Party than such Loan Party would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate of a Loan Party or, if there is no comparable arm’s length transaction, then on terms reasonably determined by the governing body of the Loan Party to be fair and reasonable.

(j)            Sanctions.

(i)            No Loan Party shall knowingly engage in any activity, that in either case violates any Anti-Terrorism and Money Laundering Law or OFAC Law to the extent applicable to such entity.

(ii)            No Loan Party shall, and shall procure that its Affiliates, directors and officers do not directly or, to the knowledge of such Loan Party, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A)            in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value, to any Person in violation of any Applicable Anti-Corruption Law, Anti-Terrorism and Money Laundering Law or Sanctions; or

(B)            (1) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, except in each case to the extent permissible for a Person required to comply with Sanctions or (2) in any other manner that would result in a violation of any Anti-Terrorism and Money Laundering Law, Applicable Anti-Corruption Law or Sanctions by any Person.

(k)            Pension Plans. No Loan Party nor any ERISA Affiliate shall establish, maintain, participate in, administer, or contribute to any defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code (including any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA), and other than as disclosed on Schedule 11(k), no Loan Party shall establish, maintain, participate in, administer, or contribute to any Foreign Pension Plan.

12.            Events of Default. As used herein, (x) a “Default” shall mean an event, circumstance or condition the occurrence of which would, with the lapse of time or the giving of notice (if required), or both, would become an Event of Default if not cured or otherwise remedied within any applicable cure period, whether or not the Lender has declared an Event of Default to have occurred, and (y) “Event of Default” shall mean any one of the following events:

(a)            if any Loan Party shall fail to make any payment when due on any Obligation under this Agreement or any other Loan Document or the Merger Agreement;

(b)            if any Loan Party shall fail to comply with any term, condition, covenant or agreement contained in Section 10 (c) (with respect to such Loan Party’s legal existence) or (d), or Section 11 of this Agreement or if the Borrower shall fail to provide notice of a Default (other than a Default arising from failure to give notice) or an Event of Default within five (5) Business Days of obtaining actual knowledge thereof as required by Section 10(a)(i);

(c)            if any Loan Party shall fail to comply with any term, condition, covenant or agreement contained in this Agreement, other than those referred to in sub-sections (a) and (b) of this Section 12, or in any other Loan Document, and such failure continues for a period of ten (10) calendar days (or such longer period as the Lender may agree in writing in its sole discretion) after the earlier to occur of (i) the date on which such failure to comply is known or reasonably should have become known to any officer of the relevant Loan Party, or (ii) the date on which the Lender shall have notified the relevant Loan Party of such failure; provided, however, that such ten (10) day period shall not apply in the case of any failure which is not capable of being cured at all or within such ten (10) day period;

(d)            if any Loan Party shall fail to comply with any term, condition, covenant or agreement contained in the Merger Agreement or any Material Project Document, other than those referred to in sub-sections (a) of this Section 12, and such failure shall result in a “Default” or an “Event of Default” or “Termination” (or similar term), or otherwise constitutes a material default under or pursuant to the Merger Agreement or such Material Project Document, and such failure shall continue unremedied for the longer of (x) any grace or cure period specified therein, and (y) 60 calendar days; provided, that with respect to clause (y) herein, if such 60 days’ period is not sufficient to cure the Event of Default hereunder, the Loan Parties are diligently pursuing such cure, and no Material Adverse Effect has occurred or could reasonably be expected to occur as a result thereof, then such 60 days’ period shall be extended to an aggregate of 90 days.

(e)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(f)            any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 12(e), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or(v) make a general assignment for the benefit of creditors;

(g)            any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(h)            if any representation or warranty contained in this Agreement or any other Loan Document, or in any report, financial statement or certificate delivered by the Loan Parties to the Lender, pursuant hereto or thereto, shall be false, in any material respect, when made;

(i)            if any federal or state Tax Lien is filed of record against any Loan Party in respect of obligations in excess of $1,000,000, and is not bonded, stayed pending appeal or discharged within thirty (30) calendar days of filing (or such longer period as the Lender may agree in writing exercising commercially reasonable discretion);

(j)            if a judgment for more than $1,000,000 shall be entered against the Borrower in any action or proceeding and shall not be stayed, vacated, bonded, paid or discharged within thirty (30) calendar days (or such longer period as the Lender may agree in writing in its sole discretion, ) of entry, except a judgment where the claim is fully covered by insurance and the insurance company has accepted liability therefor in writing; and

(k)            any default or breach shall occur in respect of any indebtedness of the Borrower in excess of $1,000,000.

13.          Application of Proceeds. Nothing contained in this Agreement or any of the other Loan Documents shall impose upon the Lender any obligation to see to the proper application of any disbursements made pursuant to this Agreement. The Lender shall not be required to segregate the funds of the Loans or designate such funds in any manner. The sole obligation of the Lender shall be to disburse the funds as set forth herein, so long as no Default or Event of Default exists under this Agreement, or any of the other Loan Documents and subject to the applicable conditions to funding having been met.

14.          Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Loan Parties shall pay all reasonable costs and expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 14, or (B) in connection with the Loans made hereunder, including all such costs and expenses incurred during any workout or restructuring negotiations in respect of such Loans.

(b)            Indemnification by the Borrower. The Loan Parties shall indemnify the Lender, and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Loan Parties, or any Environmental Liability related in any way to the Loan Parties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Loan Parties, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Loan Parties against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Loan Parties have obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Loan Parties and that is brought by an Indemnitee against another Indemnitee. Paragraph (b) of this Section 14 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            Waiver of Consequential Damages. To the fullest extent permitted by Law, no Loan Party shall assert, and the Loan Parties hereby waive, any claim against the Lender and any Related Party of the Lender (each such Person being called a “Protected Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof (but excluding the Merger Agreement and the transactions contemplated thereby, other than the Loans). No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (but excluding the Merger Agreement and the transactions contemplated thereby, other than the Loans).

(d)            Payments. All amounts due under this Section 14 shall be payable promptly (but, in any event, not later than five (5) Business Days after demand therefor.

(e)            Survival. The Loan Parties’ obligations under this Section 14 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

15.            Lender’s Rights and Remedies Upon Default.

(i)            If any Event of Default described in Section 12(e), Section 12(f), or Section 12(g) occurs with respect to any Loan Party, all of the Lender’s remaining available Commitment, if any, shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, in each case without notice, demand or further act of the Lender.

(ii)            If any Event of Default occurs for any reason (except the occurrence of any Event of Default referred to in clause (i) above, for which provision is made in clause (i)), whether voluntary or involuntary, and is continuing (after giving effect to any cure of the applicable Event of Default), the Lender may, by written notice to the Borrower declare the Lender’s Commitment (if not theretofore terminated) to be terminated, whereupon such outstanding Commitment shall terminate.

(iii)           if any Event of Default occurs for any reason, whether voluntary or involuntary, and is continuing (after giving effect to any cure of the applicable Event of Default), the Lender may, without any obligation to do so, make disbursements or Loans to or on behalf of the Loan Parties to cure any Event of Default hereunder and to cure any default under any Material Project Documents (or any other contract to which any Loan Party is a party) as the Lender in its sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Lender’s interests therein, and all sums so expended, together with interest on such total amount at the Default Rate, shall be repaid by the Loan Parties to the Lender on demand and shall be secured by the Security Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Lender’s Commitment; and

(iv)          if any Event of Default Trigger Event has occurred and is continuing (after giving effect to any cure of the applicable underlying Event of Default), the Lender may, (A) by written notice to the Borrower, declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and other Obligations that have been declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, as the case may be, and (B) by written notice to the Borrower of its intention to exercise any remedies hereunder, under the other Loan Documents or at law or in equity, and without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived by the Loan Parties, exercise any or all of the rights or remedies as the Lender may have hereunder, under the other Loan Documents, or at law or in equity, in each case in any combination or order that the Lender may elect, including the right to apply or execute upon any amounts on deposit in any Deposit Account or any other monies of the Loan Parties on deposit with the Lender, in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral.

All rights and remedies of the Lender hereunder are cumulative and in addition to any rights and remedies which the Lender may have under the laws of the State of New York, and, subject to Section 15(iv) above, the exercise of any one right or remedy by the Lender against any Loan Party will not deprive the Lender of any other right or remedy against any Loan Party.

16.            Waiver. The acceptance of any payments by the Lender after the Stated Maturity Date, or the acceptance of a partial payment, or the waiver of any breach or default shall not constitute a waiver of any other or subsequent breach or default or prevent the Lender from immediately pursuing any or all its remedies.

17.            Standing. This Agreement and the other Loan Documents are made for the sole benefit and protection of the Parties hereto and their successors and permitted assigns, and no other Person shall have any right of action hereunder.

18.            Notices. All notices and statements provided for hereunder may be given by hand (or courier) delivery, via overnight mail carrier or by certified or registered mail (return receipt requested), addressed to the appropriate party at the address set forth on Schedule 18 hereto or to such other address as the party who is to receive such notice may designate in writing by notice to the other party pursuant to this Section 18 or by email at the address set forth on Schedule 18 hereto. Notice shall be deemed complete upon the earlier of actual delivery or three Business Days after depositing same with the United States Postal Service, properly addressed to the party with the proper amount of postage affixed thereto registered or certified mail, return receipt requested. Notice sent by email shall be deemed received upon the sender’s receipt of email confirmation of receipt by the receiving party (excluding out-of-office or other similar automated replies); provided that if such confirmation or other written acknowledgement is not received during normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day. Actual receipt of notice shall not be required to effect completion of any notice mailed hereunder.

19.            Governing Law; Venue. This Agreement shall be governed by the laws of the State of New York, without regard to conflict of law principles thereof that would result in the application of the laws of any other jurisdiction. In the event of any litigation to enforce the terms of this Agreement, all suits shall be brought in the state or federal courts of the State of New York, County of New York.

20.            Amendments, Modifications, Waivers and Consents under the Loan Documents. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Loan Parties therefrom, shall be effective unless in writing executed by the Loan Parties and the Lender, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing sentence, no amendment, modification or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Loan Parties therefrom, shall be effective, if such amendment, modification, waiver or consent would (a) release or subordinate, or have the effect of releasing or subordinating, any of the Collateral or the guaranty of any Guarantors, and/or (b) subordinate, or have the effect of subordinating, (I) the Obligations to any other indebtedness or other obligation of the Loan Parties or (II) the Liens securing the Obligations to Liens securing any other indebtedness or other obligation of the Loan Parties, in each case of clause (a) and (b), without the written consent of the Lender.

21.            Severability. Inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement.

22.            Interpretation. Should any provision of this Agreement or any other of the Loan Documents require judicial interpretation, it is agreed that the court interpreting or construing the same shall not construe this document against one party more strictly by reason of the rule of interpretation that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation of the Loan Documents and that legal counsel was consulted by each respective party prior to its execution hereof.

23.            Headings. The descriptive section headings herein have been inserted for convenience of reference only and shall not be deemed to limit or otherwise affect the construction or interpretation of any provision of this Agreement.

24.            Counterparts; Signatures. This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail or portable document format (“PDF”) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the electronic records, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

25.            Lender Not in Control of Loan Parties or over Collateral. None of the covenants or other provisions contained in this Agreement or the other Loan Documents shall give, or shall be deemed to give, the Lender the right or power to exercise control over the affairs and/or management of the Loan Parties or otherwise over any Collateral, the power of the Lender being limited to the right to exercise the remedies provided in this Agreement or the other Loan Documents.

26.            Assignability. No Loan Party may assign any of its rights or obligations under this Agreement or any part of any advance to be made hereunder without the prior written consent of the Lender, which consent may be withheld in the Lender’s absolute and sole discretion. The Lender may not assign or delegate any of its rights or obligations under this Agreement or any other Loan Document without the prior written consent of the Borrower, which consent shall not be unreasonably withheld conditioned or delayed; provided that no such consent shall be required, and the Lender may, at any time and from time to time, assign (in whole or in part) any of its rights, title and interest in, to and under this Agreement and any outstanding Loan or any part of the Lender Commitment hereunder to any of its Affiliates in its sole and absolute discretion, but no such assignment shall release the Lender from its obligations under this Agreement or any other Loan Document. Any purported assignment not in compliance with this Section 26 will be null and void ab initio.

27.            Costs and Expenses. Each of the Lender, on the one hand, and the Loan Parties collectively, on the other hand, shall bear any and all costs and expenses (including the fees and expenses of respective legal counsel to such parties), incurred by the Lender, on the one hand, and the Loan Parties collectively, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents.

28.            Waiver of Jury Trial.

(a)            THE LENDER AND THE LOAN PARTIES EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT WHICH ANY OF THEM MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING, OR LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THE LOANS AND THE LOAN DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT AND ADVANCING THE LOANS TO THE LOAN PARTIES.

(b)            Notwithstanding the foregoing to the contrary, in the event that the jury trial waiver contained herein shall be held or deemed to be unenforceable, the Loan Parties hereby irrevocably and unconditionally agree that they will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Loan Parties or their properties in the courts of any jurisdiction.

29.            Taxes.

(a)            Defined Terms. For purposes of this Section 29, the term “Law” includes FATCA.

(b)            Payment Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Laws. If any Law (as determined in the good faith discretion of the Withholding Agent) requires the deduction or withholding of any Tax from any such payment by the Withholding Agent, then the Withholding Agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Laws and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other Withholding Agent shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 29) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Laws, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Borrower. The Borrower shall indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(e)            Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or other Withholding Agent to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(f)            Status of the Lender. (i) The Lender, to the extent that it is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by Laws or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 29(f)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing,

(A)         the Lender, to the extent that it is a U.S. Person, shall deliver to the Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Lender), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          the Lender, to the extent that it is a Foreign Lender, shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1)            the Lender, to the extent that it is a Foreign Lender claiming the benefits of an income tax treaty to which the United States, is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            the Lender, to the extent that it is a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)            the Lender, to the extent that it is a Foreign Lender that is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C)            the Lender, to the extent that it is a Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Laws to permit the Borrower to determine the withholding or deduction required to be made; and

(D)            if a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, such documentation prescribed by Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The Lender hereby agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(g)            Treatment of Certain Refunds. If any party determines, in its commercially reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 29 (including by the payment of additional amounts pursuant to this Section 29), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 29 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)            Survival. Each party’s obligations under this Section 29 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Lender’s Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)            Mitigation Obligations. If the Lender requests compensation under Section 29, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 29, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 29, in the future, and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

(j)            Changes in Tax Law. If, after the date of this Agreement, there is any change in any applicable Law regarding Taxes that would affect the amount of Tax required to be deducted or withheld from any payment under any Loan Document or would otherwise affect the obligations of any party under this Section 29, the parties agree to negotiate in good faith to amend this Agreement to preserve the original intent of the parties and to minimize any adverse effects of such change in Law.

(k)            Cooperation on Tax Matters. The Borrower and the Lender agree to cooperate in good faith with respect to any tax audits, contests, or disputes relating to any Taxes or Tax returns relating to the transactions contemplated by this Agreement. Such cooperation shall include the retention and, upon request, the provision of records and information reasonably relevant to such audit, contest, or dispute, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The party requesting cooperation will bear the reasonable costs and expenses of the other party in complying with such request.

30.            Guaranty.

(a)            Guaranty of the Obligations. Subject to the provisions of Section 30(b), the Subsidiary Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to and for the benefit of the Lender the due and punctual payment in full of all Obligations, when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction) (each, a “Guaranteed Obligation” and, collectively, the “Guaranteed Obligations”).

(b)            Contribution by Guarantors. All Subsidiary Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Subsidiary Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 30, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 30), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 30. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 30 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Subsidiary Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 31.

(c)            Payment by Guarantors. Subject to Section 30, the Subsidiary Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which the Lender may have at law or in equity against any Subsidiary Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction), the Subsidiary Guarantors will upon demand pay, or cause to be paid, in cash, to and for the benefit of the Lender, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower becoming the subject of a case under the Bankruptcy Code or other similar legislation in any jurisdiction, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

(d)            Liability of Guarantors Absolute. Each Subsidiary Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Subsidiary Guarantor agrees as follows:

(i)            this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Subsidiary Guarantor and not merely a contract of surety;

(ii)            the Lender may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and the Lender with respect to the existence of such Event of Default;

(iii)            the obligations of each Subsidiary Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Subsidiary Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Subsidiary Guarantor, whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(iv)            payment by any Subsidiary Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Subsidiary Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Lender is awarded a judgment in any suit brought to enforce any Subsidiary Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Subsidiary Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Subsidiary Guarantor, limit, affect, modify or abridge any other Subsidiary Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(v)            any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Subsidiary Guarantor’s liability hereunder, from time to time may (A) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (B) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (C) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (D) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Subsidiary Guarantor) with respect to the Guaranteed Obligations; (E) subject to the provisions of this Agreement and the other Loan Documents, enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the Lender may have against any such security, in each case as the Lender in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Subsidiary Guarantor against any other Loan Party or any security for the Guaranteed Obligations; and (F) exercise any other rights available to it under the Loan Documents; and

(vi)            this Guaranty and the obligations of Subsidiary Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Subsidiary Guarantor shall have had notice or knowledge of any of them: (A) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (B) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (C) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (D) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though the Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (E) the Lender’s consent to the change, reorganization or termination of the corporate structure or existence of any Loan Party and to any corresponding restructuring of the Guaranteed Obligations; (F) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (G) any defenses, set offs or counterclaims which the Borrower may allege or assert against the Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (H) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor as an obligor in respect of the Guaranteed Obligations.

(e)            Waivers by Guarantors. Each Subsidiary Guarantor hereby waives, for the benefit of the Lender: (i) any right to require the Lender, as a condition of payment or performance by such Subsidiary Guarantor, to (A) proceed against the Borrower, any other guarantor (including any other Subsidiary Guarantor) of the Guaranteed Obligations or any other Person, (B) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (C) proceed against or have resort to any balance of any Deposit Account or credit on the books of the Lender in favor of any Loan Party or any other Person, or (D) pursue any other remedy in the power of the Lender whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Subsidiary Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Subsidiary Guarantor from any cause other than payment in full of the Guaranteed Obligations; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon the Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (v) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Subsidiary Guarantor’s obligations hereunder, (B) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement hereof, (C) any rights to set offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Lender protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or under any Loan Document, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 30(c) and any right to consent to any thereof; and (vii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

(f)            Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been paid in full and the Lender’s Commitment shall have terminated, each Subsidiary Guarantor hereby waives, any claim, right or remedy, direct or indirect, that such Subsidiary Guarantor now has or may hereafter have against the Borrower or any other Subsidiary Guarantor or any of its assets in connection with this Guaranty or the performance by such Subsidiary Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that such Subsidiary Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that the Lender now has or may hereafter have against the Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Lender. In addition, until the Guaranteed Obligations shall have been paid in full and the Lender’s Commitment shall have terminated, each Subsidiary Guarantor shall withhold exercise of any right of contribution such Subsidiary Guarantor may have against any other guarantor (including any other Subsidiary Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 31(b). Each Subsidiary Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Subsidiary Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Subsidiary Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights the Lender may have against the Borrower, to all right, title and interest the Lender may have in any such collateral or security, and to any right the Lender may have against such other guarantor. If any amount shall be paid to any Subsidiary Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and paid in full, such amount shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

(g)            Subordination of Other Obligations. Any indebtedness of the Borrower or any Subsidiary Guarantor now or hereafter held by any Subsidiary Guarantor (an “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

(h)            Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Lender’s Commitment shall have terminated. Each Subsidiary Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

(i)            Authority of Guarantors or Borrower. It is not necessary for the Lender to inquire into the capacity or powers of any Subsidiary Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

(j)            Financial Condition of Borrower. Any Loan may be made to the Borrower without notice to or authorization from any Subsidiary Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant. The Lender shall not have any obligation to disclose or discuss with any Subsidiary Guarantor its assessment, or any Subsidiary Guarantor’s assessment, of the financial condition of Borrower. Each Subsidiary Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents, and each Subsidiary Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Subsidiary Guarantor hereby waives and relinquishes any duty on the part of the Lender to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by the Lender.

(k)            Bankruptcy, Etc.

(i)            So long as any Guaranteed Obligations remain outstanding, no Subsidiary Guarantor shall, without the prior written consent of the Lender, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Subsidiary Guarantor. The obligations of Subsidiary Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Subsidiary Guarantor or by any defense which the Borrower or any other Subsidiary Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(ii)            Each Subsidiary Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (i) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Subsidiary Guarantors and the Lender that the Guaranteed Obligations which are guaranteed by Subsidiary Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. The Subsidiary Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Lender, or allow the claim of the Lender in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(iii)            In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of the Subsidiary Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, on or as of the date first set forth above.

BORROWER:

TELLURIAN INC.,
a Delaware corporation

By:	/s/ Simon Oxley
Name:	Simon Oxley
Title:	Chief Financial Officer

SUBSIDIARY GUARANTORS:

TELLURIAN INVESTMENTS LLC,
a Delaware limited liability company

By:	/s/ Simon Oxley
Name:	Simon Oxley
Title:	Chief Financial Officer

DRIFTWOOD LNG HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Simon Oxley
Name:	Simon Oxley
Title:	Chief Financial Officer

DRIFTWOOD CAPITAL HOLDINGS I LLC,
a Delaware limited liability company

By:	/s/ Simon Oxley
Name:	Simon Oxley
Title:	Chief Financial Officer

DRIFTWOOD CAPITAL HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Simon Oxley
Name:	Simon Oxley
Title:	Chief Financial Officer

[Signature Page to Project Eden – Bridge Loan Agreement]

DRIFTWOOD HOLDCO I LLC,
a Delaware limited liability company

By:	/s/ Simon Oxley
Name:	Simon Oxley
Title:	Chief Financial Officer

DRIFTWOOD HOLDCO LLC,
a Delaware limited liability company

By:	/s/ Simon Oxley
Name:	Simon Oxley
Title:	Chief Financial Officer

DRIFTWOOD PIPELINE LLC,
a Delaware limited liability company

By:	/s/ Simon Oxley
Name:	Simon Oxley
Title:	Chief Financial Officer

DRIFTWOOD LNG TUG SERVICES LLC,
a Delaware limited liability company

By:	/s/ Simon Oxley
Name:	Simon Oxley
Title:	Chief Financial Officer

DRIFTWOOD LNG LLC,
a Delaware limited liability company

By:	/s/ Simon Oxley
Name:	Simon Oxley
Title:	Chief Financial Officer

[Signature Page to Project Eden – Bridge Loan Agreement]

LENDER:

WOODSIDE ENERGY (USA) INC.,
a Delaware corporation

By:	/s/ Daniel Kalms
Name:	Daniel Kalms
Title:	Authorized Representative

[Signature Page to Project Eden – Bridge Loan Agreement]